UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2021

PROXY STATEMENT

and Notice of Annual Meeting
of Stockholders

Cousins

Our history of success is a testament to both the quality of the projects and the quality of the teams who develop, lease and manage them.

Colin Connolly
President and Chief Executive Officer

Dear Stockholders,

Across all areas of our business and in each of our markets, 2020 was an extraordinary year. As we marked the 62nd year of the Company, the COVID-19 pandemic arrived swiftly and our lives changed almost overnight.

At Cousins, the health and safety of our customers and our employees are our top priorities. As I often say to our team, crises don’t build character, they reveal character. At Cousins, we value our employees, our customers, and our communities. I’ve been so proud that our dedicated team has ably navigated the pandemic while consistently providing our customers with the same excellent service they expect from us every day. In addition, Cousins gave back to our communities, as we committed $900,000 from our nonprofit foundation to support organizations focused on COVID-19 relief and important social justice causes.

Strategy
Cousins was well-prepared to weather challenging times with a simple, yet compelling strategy that enabled us to operate effectively throughout the year. Cousins creates value for our stockholders through ownership of the premier office portfolio in the Sun Belt markets of the US. Today, the Company owns an approximately 20 million square foot portfolio across the leading Sun Belt markets of Atlanta, Austin, Charlotte, Dallas, Phoenix and Tampa.

The core principles of our strategy include: First, to build the premier trophy Sun Belt office portfolio. Second, to be disciplined about capital allocation and focus on new investments where our platform can add value. Third, and importantly, to have a best-in-class balance sheet to take advantage of opportunities. And finally, to leverage our strong local operating platforms that take an entrepreneurial approach in our high-growth markets. We have made significant strides in progressing this strategy.

2020 Performance
Cousins has the leading trophy portfolio in the best Sun Belt submarkets. The company has a terrific development pipeline of $449 million that is 77% pre-leased and attractive land sites where we can build an additional 5.2 million square feet. Our balance sheet is strong with net debt-to-EBITDA of 4.8, and our G&A as a percentage of total assets is at 0.3%, both among the best in the entire public REIT office sector.

COUSINS 2021 PROXY STATEMENT    1

Additionally, in 2020 the Company:
a.Increased second generation net rent per square foot by 27.2% on a straight-line basis and 13.1% on a cash-basis.
b.Acquired a 1,550 space parking deck in Uptown Charlotte for a gross purchase price of $85 million.
c.Sold Hearst Tower, a 966,000 square foot office tower in Charlotte, for gross proceeds of
$455.5 million.
d.Acquired 3.4 acres of land in the South End submarket of Charlotte for a gross purchase price of
$28.1 million to be used for a future development to be called South End Station.
e.Acquired 2.4 acres of land in the South End submarket of Charlotte for a gross purchase price of
$18.8 million to be used for a future development to be called 303 Tremont.
f.Acquired The RailYard, a 329,000 square foot creative office asset in the South End submarket of Charlotte for a gross purchase price of $201 million.
g.Commenced development of 100 Mill, a 287,000 square foot office building in Phoenix. This project is being developed in a joint venture in which we hold a 90% interest and is expected to begin operations in early 2022.
h.Completed the sale of our interest in Gateway Village, a one million square foot office property in Uptown Charlotte, to our joint venture partner for $52.2 million.

Environmental, Social & Governance
This year, the Company also issued its second Environmental, Social and Governance (ESG) report. Our ESG initiatives are at the foundation of what we do and how we operate our business. Cousins is committed to developing and acquiring high-quality assets, operating them responsibly, and seizing innovative improvements wherever possible.

Our commitment to thoughtful and responsible management and operation of our portfolio is a key component of our DNA. This approach not only encourages office users to select us for their corporate operations, but also enhances the communities where our buildings are located.

We believe strong financial returns are driven by creating a positive impact in the communities in which we operate, and that will always be a critical part of our success. Our employees are the foundation of our success, and we are committed to fostering an inclusive culture that embraces diversity. We prioritize having a workforce that reflects the diversity of qualified talent in the markets in which we operate.

Looking Ahead
While the pandemic persists, we are starting to see early signs of hope with the promise that vaccines offer. As we approach the other side of the health crisis, our conviction around our Sun Belt trophy office strategy has only grown.

We believe that newer, higher quality and better amenitized office properties should fare disproportionately well. Also, migration to the leading cities in the Sun Belt could potentially increase over time. Cousins is well positioned at the intersection of these powerful trends.

Thank you to our team and our dedicated Board of Directors, who continue to serve our customers and our stockholders with their knowledge, expertise, and strategic vision. It is an honor to lead Cousins and I appreciate your support and confidence as we continue the focused pursuit of our strategy.

M. Colin Connolly
President and Chief Executive Officer
COUSINS 2021 PROXY STATEMENT    2

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
The 2021 Annual Meeting of Stockholders of Cousins Properties Incorporated will be held:

Date:	Time:	Location:
Tuesday, April 27, 2021	11:30 a.m. ET	Virtually - virtualshareholdermeeting.com/CUZ2021

	Proposal	For More Information	Board Recommendation
Proposal 1	Election of eight nominees named in the proxy statement as Directors, each for a term of one year.	Page 11	✓ For each nominee
Proposal 2	Consideration of an advisory vote to approve executive compensation.	Page 54	✓ For approval
Proposal 3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.	Page 55	✓ For ratification
Stockholders of record of Cousins common stock (NYSE: CUZ) at the close of business on February 26, 2021 are entitled to vote at the meeting and any postponements or adjournments of the meeting.
YOUR VOTE IS IMPORTANT
Please vote as promptly as possible by using any of the following methods:
Scan
You can scan this QR code to vote with your mobile phone.
You will need the 16-digit number included in your proxy card, voter instruction form or notice.

Phone
Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.

Mail
Send your completed and
signed proxy card or voter instruction form to the address on your proxy card or voter instruction form

At Virtual
Meeting
See below regarding
virtual Attendance at
the Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS OR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2021:
The proxy statement and 2020 Annual Report are available at www.proxyvote.com.
ATTENDANCE AT THE MEETING
To attend the meeting, you must be a stockholder on the record date. You will be able to attend the Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/CUZ2021 and entering the 16-digit number included in your proxy card.
Participation in the meeting may be limited due to the capacity of the host platform, in which case access to the meeting will be accepted on a first come, first served basis. Electronic entry to the meeting will begin at 11:00 a.m. Eastern Time and the meeting will begin promptly at 11:30 a.m. Eastern Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CUZ2021.
We encourage stockholder participation in our Annual Meeting, which we have designed to promote stockholder engagement. Stockholders will be permitted to ask questions on the ballot items during the meeting and on other subjects during a question and answer session that will begin at the conclusion of the meeting. Stockholders will be able to review the Rules of Conduct for the meeting, and submit questions, at www.virtualshareholdermeeting.com/CUZ2021, beginning at 11:00 a.m. Eastern Time, through the conclusion of the question and answer session that follows.
By Order of the Board of Directors
Pamela F. Roper
Corporate Secretary, Atlanta, Georgia March 17, 2021
COUSINS 2021 PROXY STATEMENT    3

Table of Contents

2021 PROXY STATEMENT SUMMARY	5	Tax Implications of Executive Compensation	41
GENERAL INFORMATION	7	Assessment of Compensation-Related Risks	42
PROPOSAL 1 — ELECTION OF DIRECTORS	11	Committee Report on Compensation	42
Meetings of the Board of Directors and Director Attendance at Annual Meetings	14	SUMMARY COMPENSATION TABLE FOR 2020	43
		GRANT OF PLAN-BASED AWARDS IN 2020	45
Director Independence	14	OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END	46
Board Leadership Structure	15
Executive Sessions of Independent Directors	15	STOCK VESTED IN 2020	47
Committees of the Board of Directors	15	POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL	48
Corporate Governance	17
Board’s Role in Risk Oversight	17	CEO PAY RATIO	51
Board’s Role in Corporate Strategy	18	DIRECTOR COMPENSATION	51
Majority Voting for Directors and Director Resignation Policy	19	2020 Compensation of Directors	52
		COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT	53
Selection of Nominees for Director	19
Management Succession Planning	20	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	53
Board Refreshment and Board Succession Planning	20
Board and Committee Evaluation Process	20	EQUITY COMPENSATION PLAN INFORMATION	53

Hedging, Pledging and Insider Trading Policy	21	PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	54
Stockholder Engagement and Outreach	21
Sustainability & Corporate Responsibility	21	PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	55
EXECUTIVE COMPENSATION	25
Compensation Discussion & Analysis	25	Summary of Fees to Independent Registered Public Accounting Firm	55
Executive Summary	25
Compensation Practices	28	REPORT OF THE AUDIT COMMITTEE	57
Say on Pay Results	29	CERTAIN TRANSACTIONS	58

Compensation Philosophy and Competitive Positioning	29	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
Compensation Review Process	29
Role of Management and Compensation Consultants	30	FINANCIAL STATEMENTS	58
Components of Compensation	30	STOCKHOLDERS PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS	58
Base Salary	31
Annual Incentive Cash Award	31	EXPENSES OF SOLICITATION	59
Long-Term Incentive Equity Awards	35	INFORMATION ABOUT VOTING AND THE MEETING	59
LTI Grant Practices	37	STOCK OWNERSHIP	59
Other Compensation Items	38	APPENDIX A	63
Benefits and Perquisites	39	Reconciliation of Net Income Available to Common Stockholders to Funds from Operations and Funds from Operations as Adjusted by the Compensation Committee	63
Incentive-Based Compensation Recoupment or “Clawback” Policy	39

Stock Ownership Guidelines and Stock Holding Period	40	Reconciliation of Net Income to Net Operating Income and Same Property Net Operating Income	64
Severance Policy, Retirement and Change in Control Agreements	40

Cousins Properties Incorporated (3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326) is providing you with this proxy statement relating to its 2021 Annual Meeting of stockholders. We began mailing a notice on March 17, 2021 containing instructions on how to access this proxy statement and our annual report online, and we also began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. References to “the Company”, “Cousins” or “our” in this Proxy Statement refer to Cousins Properties Incorporated and, as applicable, its consolidated subsidiaries.
COUSINS 2021 PROXY STATEMENT    4

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2021 ANNUAL MEETING INFORMATION
Date and Time:    April 27, 2021, 11:30 a.m. Eastern Time
Place:    Virtually, at www.virtualshareholdermeeting.com/CUZ2021
Record Date:    February 26, 2021
Voting:    Holders of our common stock are entitled to one vote per share.

ITEMS OF BUSINESS

	Proposal	For More Information	Board Recommendation
Proposal 1	Election of eight nominees named in the proxy statement as Directors, each for a term of one year.	Page 11	✓ For each nominee
Proposal 2	Consideration of an advisory vote to approve executive compensation.	Page 54	✓ For approval
Proposal 3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.	Page 55	✓ For ratification
ELECTION OF DIRECTORS
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight directors (the “Directors”). The table below provides summary information about the eight Director nominees. All of the nominees currently serve on the Board. Our Bylaws provide for majority voting in uncontested Director elections.
Therefore, a nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 11.

Name	Age	Director Since	Primary Occupation	Independent	AC	CSNG	EC
Charles T. Cannada	62	2016	Private investor	✓	✓ FE	✓
Robert M. Chapman	67	2015	Chairman of the Board of Cousins; Chief Executive Officer of CenterPoint Properties Trust	✓			©
M. Colin Connolly	44	2019	President and Chief Executive Officer of Cousins				✓
Scott W. Fordham	53	2019	Former Chief Executive Officer of TIER REIT, Inc.
Lillian C. Giornelli	60	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	✓	✓	✓
R. Kent Griffin, Jr.	51	2019	Managing Director of PHICAS Investors	✓	✓ FE	©
Donna W. Hyland	60	2014	President and Chief Executive Officer of Children’s Healthcare of Atlanta	✓	© FE	✓	✓
R. Dary Stone	67	2018	President and Chief Executive Officer of R.D. Stone Interests	✓	✓ FE
AC = Audit Committee    ✓ = Committee member
CSNG = Compensation, Succession, Nominating and Governance Committee    © = CommitteeChair
EC = Executive Committee    FE = Financial Expert

COUSINS 2021 PROXY STATEMENT    5

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
For 2020, our “Named Executive Officers” or “NEOs” are as follows (titles shown below are as of December 31, 2020):
•M. Colin Connolly – President and Chief Executive Officer;
•Gregg D. Adzema – Executive Vice President and Chief Financial Officer;
•Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary;
•Richard G. Hickson IV – Executive Vice President – Operations; and
•John S. McColl – Executive Vice President – Development.

2020 Key Compensation Decisions
The Compensation Committee made the following key decisions with respect to the 2020 compensation for our NEOs:
•Base salary increases were approved for all NEOs, in line with market data and to reflect their respective contributions to the Company.
•Annual cash incentive awards were approved at 85% of target, primarily based on achievement of Company performance goals relating to funds from operations (“FFO”), increase in same property net operating income (considering adjustments to reflect certain lease amendments entered into with tenants negatively impacted by the COVID-19 pandemic), gross office leasing volume and net effective rent performance on office leasing activity.
•Long-term equity awards were granted to our NEOs using a mix of 42% market-conditioned restricted stock units (“RSUs”), 18% performance-conditioned RSUs, and 40% time-vested restricted stock. The market-conditioned RSUs (“Market RSUs”) are earned only upon meeting market performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”), and the performance-conditioned RSUs (“Performance RSUs”) are earned only upon meeting Company performance goals relating to aggregate FFO, each over a three-year period from 2020 through 2022. The time-vested restricted stock vests ratably over a three-year service requirement, and the Market RSUs and Performance RSUs cliff vest only if the performance conditions and service requirement are satisfied.
•Although the COVID-19 pandemic presented the Company with unprecedented challenges, including navigating a remote working environment for the Company’s corporate employees and most of its office customers and experiencing negative impacts to net operating income as a result of lost parking revenue, the Compensation Committee did not adjust any existing long-term equity award targets in response to those challenges.

Say on Pay Results
At our 2020 annual meeting, stockholders approved our say on pay vote with 95.9% of votes cast. For more information, see page 29.
Approve Executive Compensation
The Board is asking you to approve executive compensation for our NEOs for 2020 on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2020 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement.

For more information, see page 54.

Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021.

For more information, see page 55.
COUSINS 2021 PROXY STATEMENT    6

GENERAL INFORMATION
WHY IS THIS PROXY STATEMENT BEING MADE AVAILABLE?
Our Board of Directors has made this proxy statement available to you because you owned shares of our common stock at the close of business on February 26, 2021, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision, in accordance with the rules of the SEC, and is designed to assist you in voting.
WHAT IS A PROXY?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2021 Annual Meeting of Stockholders. These Directors are M. Colin Connolly and Robert M. Chapman.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IN THE MAIL INSTEAD OF A PRINTED SET OF PROXY MATERIALS?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2020 Annual Report to Stockholders over the internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet at www.proxyvote.com. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
WHO IS ENTITLED TO VOTE?
Holders of our common stock at the close of business on February 26, 2021 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 26, 2021 is referred to as the record date.
TO HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED?
Holders of our common stock are entitled to one vote per share.

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS COMMON STOCK IN “STREET NAME?”
If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
HOW DO I VOTE?
Common stockholders of record may vote:
•over the internet at www.proxyvote.com, as noted in the Notice of Internet Availability of Proxy Materials or your proxy card (if you received a proxy card);
•by telephone at 1-800-690-6903, as shown on your proxy card (if you received a proxy card);
•by signing and dating your proxy card (if you received a proxy card) and mailing it in the postage-paid and addressed envelope enclosed therewith to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•by virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/CUZ2021 and entering the 16-digit number included in your proxy card.

If you have internet access, we encourage you to vote via the internet. It is convenient, more environmentally friendly, and saves us significant postage and processing costs. In addition, when you vote by proxy via the internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.

COUSINS 2021 PROXY STATEMENT    7

If you hold your shares of common stock through a broker or bank, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and internet voting depends on the process of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
•sending written notice of revocation to our Corporate Secretary at 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802;
•submitting a subsequent proxy via internet or telephone or executing a new proxy card with a later date; or
•voting in person, virtually, at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.
ON WHAT ITEMS AM I VOTING?
You are being asked to vote on three items:
•to elect eight Directors nominated by the Board of Directors;
•to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement; and
•to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

HOW MAY I VOTE FOR THE NOMINEES FOR ELECTION OF DIRECTORS, AND HOW MANY VOTES MUST THE NOMINEES RECEIVE TO BE ELECTED?
With respect to the election of Directors, you may:
•vote FOR the eight nominees for Director;
•vote AGAINST the eight nominees for Director;
•vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or
•ABSTAIN from voting on one or more of the nominees for Director.

Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.
WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR ELECTION?
If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee. In no event may proxies be voted for more than eight Directors at the Annual Meeting.

HOW MAY I VOTE ON THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2020 AS DISCLOSED IN THIS PROXY STATEMENT, AND HOW MANY VOTES MUST THE PROPOSAL RECEIVE TO PASS?
With respect to this proposal, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

COUSINS 2021 PROXY STATEMENT    8

HOW MAY I VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021, AND HOW MANY VOTES MUST THE PROPOSAL RECEIVE TO PASS?
With respect to the proposal to ratify the independent registered public accounting firm, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
The Board recommends a vote:
•FOR the eight Director nominees;
•FOR the approval, on an advisory basis, of executive compensation; and
•FOR the ratification of the appointment of the independent registered public accounting firm for 2021.

WHAT HAPPENS IF I SIGN AND RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
If you return a signed proxy card but do not provide voting instructions, your shares of common stock will be voted:
•FOR the eight Director nominees;
•FOR the approval, on an advisory basis, of executive compensation; and
•FOR the ratification of the appointment of the independent registered public accounting firm for 2021.

WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD, VOTE BY PHONE OR VOTE OVER THE INTERNET?
If you are a common stockholder and you do not sign and return your proxy card, vote by phone, vote over the internet or attend the Annual Meeting and vote in person (virtually), your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals – the election of Directors and the say on pay vote – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

COUSINS 2021 PROXY STATEMENT    9

HOW MANY VOTES DO YOU NEED TO HOLD THE ANNUAL MEETING?
Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person (virtually) at the Annual Meeting or properly submitted a proxy.

As of the record date, 151,239,770 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date, as to each proposal, must be represented at the Annual Meeting either in person (virtually) or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

IF I SHARE MY RESIDENCE WITH ANOTHER STOCKHOLDER, HOW MANY COPIES OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR OF THE PRINTED PROXY MATERIALS WILL I RECEIVE?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs.

Each stockholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
WHAT IF I CONSENT TO HAVE ONE SET OF MATERIALS MAILED NOW BUT CHANGE MY MIND LATER?
You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and/ or email address provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

THE REASON I RECEIVE MULTIPLE SETS OF MATERIALS IS BECAUSE SOME OF THE SHARES BELONG TO MY CHILDREN. WHAT HAPPENS IF THEY MOVE OUT AND NO LONGER LIVE IN MY HOUSEHOLD?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and/or email address provided above.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2021:
The proxy statement and annual report on Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com.

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PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the eight individuals named below for election at the Annual Meeting. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected.
Each of the Director nominees are currently members of the Board and were elected by the stockholders at the Annual Meeting in 2020. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.
Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes, and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.

Nominee	Information About Nominee
Charles T. Cannada •Director Since 2016 •Independent Director •CSNG Committee •Audit Committee ◦Financial Expert •Age 62
Private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. Chairman of the Board of Nanoventions, Inc. (a microstructure technology company) and Director for First Commercial Bank Inc. (Chairman of the Audit Committee and a member of the Investment/Asset Liability Management Committee). Trustee (and member of the
Executive Committee) of Belhaven University. Member of the Audit and Investment Committees of the University of Mississippi’s Foundation Board. From 2010 until the merger of the Company with Parkway Properties, Inc. (“Parkway”) (formerly traded on the NYSE as “PKY”), Director of Parkway, and Chairman of the Board from December 2011 to December 2013.

In deciding to nominate Mr. Cannada, the Nominating Committee and the Board considered his extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets, and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company.

Robert M. Chapman •Director Since 2015 •Independent Director •Chairman of the Board •Chair of Executive Committee •Age 67
Since 2013, Chief Executive Officer of CenterPoint Properties Trust, a company focused on the development, acquisition, and management of industrial property and transportation infrastructure. From August 1997 to November 2009, served in various positions with Duke Realty Corporation, including Chief Operating Officer from August 2007 to November 2009. From 1992 to 1997, served as Senior Vice President of RREEF Management Company. Since 2012, advisor to First Century Energy Holdings, Inc., Director of Rock-Tenn Company from 2007 to 2015.

In deciding to nominate Mr. Chapman, the Nominating Committee and the Board considered his broad managerial experience in real estate acquisitions and development, along with his track record of sound judgment and achievement, as demonstrated by his leadership positions as chief executive officer of a real estate company. In addition, his prior service as a director of another public company provides him perspective and broad experience on governance issues facing public companies.

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Nominee	Information About Nominee
M. Colin Connolly •Director Since 2019 •President and CEO of Cousins •Executive Committee •Age 44
Since January 2019, President and Chief Executive Officer of Cousins. From July 2017 to December 2018, President and Chief Operating Officer of Cousins. From July 2016 to July 2017, Executive Vice President and Chief Operating Officer of Cousins. From December 2015 to July 2016, Executive Vice President and Chief Investment Officer of Cousins. From May 2013 to December 2015, Senior Vice President and Chief Investment Officer of Cousins.

In deciding to nominate Mr. Connolly, the Nominating Committee and the Board considered his position as our President and Chief Executive Officer, his experience in real estate investment and capital markets, and his track record of achievement and leadership as demonstrated during a more than 15-year career in the real estate industry.

Scott W. Fordham •Director Since 2019 •Age 53
Private investor with extensive background in the real estate industry. From 2014 until its merger with the Company, Chief Executive Officer and director for TIER. From 2013 to 2018, President of TIER. From 2008 to 2013, various roles within TIER’s predecessor company. Prior to joining TIER, various executive positions with real estate companies, including Prentiss Properties Trust and its successor, Brandywine Realty Trust, along with Apartment Investment and Management Company.

In deciding to nominate Mr. Fordham, the Nominating Committee and the Board considered his over 25 years of experience in real estate investment and capital markets, including his demonstrated track record of sound judgment and achievement through his service as a chief executive officer of a publicly-traded REIT, along with his broad experience in the areas of accounting, finance, capital markets, and real estate operations. In addition, his prior service as director of publicly-traded real estate companies provides him perspective and broad experience on issues facing public companies.

Lillian C. Giornelli •Director Since 1999 •Independent Director •CSNG Committee •Audit Committee •Age 60
Chairman and Chief Executive Officer of The Cousins Foundation, Inc. since 2000, and Trustee of The Cousins Foundation, Inc. since 1990. Since 2002, President and Director of CF Foundation.
President and Trustee of Nonami Foundation since 2006. Vice Chairman of East Lake Foundation, Inc. In addition, Ms. Giornelli serves as a Trustee and Chair of the Audit Committee of the J.M. Tull Foundation.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations.

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Nominee	Information About Nominee
R. Kent Griffin, Jr. •Director Since 2019 •Independent Director •Chair of CSNG Committee •Audit Committee ◦Financial Expert •Age 51
Since 2016, Managing Director of PHICAS Investors, providing investment and capital strategy advisory services to public and private companies. From 2008 to 2015, President and Chief Operating Officer of BioMed Realty. From 2006 to 2010, Chief Financial Officer of BioMed Realty. Previously, investment banker for J.P. Morgan and Raymond James and auditor and advisor for Arthur Andersen as part of their real estate services group. Director of Healthpeak Properties, a member of its Investment and Finance Committee and Chair of its Audit Committee. Member of the Board of Advisors for Pilot Mountain Ventures (investment funds). Director of Charleston Waterkeeper, and member of the Board of Advisors for the Leonard W. Wood Center for Real Estate Studies and Board of Visitors for the Wake Forest University School of Business.

In deciding to nominate Mr. Griffin, the Nominating Committee and the Board considered his significant years of experience in real estate investment, mergers and acquisitions, and capital markets, including his demonstrated track record of sound judgment and achievement through his service as a president and chief operating officer of a publicly-traded REIT, along with his broad experience in the areas of accounting, finance and real estate operations. In addition, his current and prior service as director of publicly-traded real estate companies provides him perspective and broad experience on issues facing public companies.

Donna W. Hyland •Director Since 2014 •Independent Director •CSNG Committee •Chair of Audit Committee ◦Financial Expert •Executive Committee •Age 60
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Since 2015, Director of Genuine Parts Company and a member of its Audit Committee. Director of the Advisory Boards of SunTrust Bank of Georgia and Stone Mountain Industrial Park, Inc., a privately- held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as chief executive officer, chief operating officer, and chief financial officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations, as well as the skills and experience that qualify her as an audit committee financial expert. In addition, her service as a director of another public company provides her perspective and broad experience on governance issues facing public companies.

R. Dary Stone •Director Since 2018 •Independent Director •Audit Committee ◦Financial Expert •Age 67
President and Chief Executive Officer of R. D. Stone Interests. Director of Cousins from 2011 to 2016 and from 2001 to 2003. From February 2003 to March 2011, Vice Chairman of Cousins; from January 2002 to February 2003, President of Cousins’ Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of Cousins. Director of Tolleson Wealth Management, Inc., a privately-held wealth management firm, and Tolleson Private Bank (chair of audit committee and member of compensation committee of each). Former Regent of Baylor University (Chairman from June 2009 to June 2011). Former Director of Hunt Companies, Inc., Parkway, Inc., and Lone Star Bank. Former Chairman of the Banking Commission of Texas.

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the southeastern U.S., and his track record of sound judgment and achievement, as demonstrated by his leadership positions in investment and banking institutions and as demonstrated during his 17-year career with Cousins, including as Vice Chairman and Director.

There are no family relationships among our Directors or executive officers.
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MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
Our Board held seven meetings during 2020. Each current Director attended at least 75% of the total number of meetings of the Board (during such Director’s tenure) and any committees of which he or she was a member.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Due to the COVID-19 pandemic, last year’s Annual Meeting was held virtually. The majority of our current Directors who were nominated for election at last year’s Annual Meeting attended that Annual Meeting virtually.
DIRECTOR INDEPENDENCE
In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousins.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives, and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that six of the eight nominees for Director are independent. The independent Directors are reflected in the chart below:

Director	Independent	Notes
Charles T. Cannada	✓
Robert M. Chapman	✓
M. Colin Connolly	X	President & CEO of Cousins
Scott W. Fordham	X	Former CEO of TIER REIT, which merged with Cousins in 2019
Lillian C. Giornelli	✓
R. Kent Griffin, Jr.	✓
Donna W. Hyland	✓
R. Dary Stone	✓

As noted above, all but two of our Directors are independent. Mr. Connolly is not an independent Director because of his employment as our President and Chief Executive Officer. Mr. Fordham is not independent because of his prior employment as President and Chief Executive Officer of TIER at the time of the Merger, which resulted in receipt of significant severance payments immediately following the Merger from a subsidiary of the Company.

Our Audit Committee and our Compensation, Succession, Nominating and Governance Committee are comprised solely of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

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BOARD LEADERSHIP STRUCTURE
We operate under a board leadership structure where one of our independent Directors, Mr. Chapman, serves as the non- executive Chairman of the Board. The non-executive Chairman presides at all executive sessions of “non-management” Directors, as defined under the NYSE Listed Company Manual. The powers and duties of our non-executive Chairman reflect corporate governance best practices. Among other duties, our non-executive Chairman provides input on meeting agendas, presides over all meetings, and chairs executive sessions of the independent Directors to discuss certain matters without members of management present. Pursuant to our Corporate Governance Guidelines, our non-executive Chairman is responsible for ensuring that the role between board oversight and management operations is respected, providing the medium for informal dialogue with and between independent Directors and allowing for free and open communication with that group. In addition, our non-executive Chairman serves as a communication conduit for third parties who wish to communicate with the Board.

We believe this current board leadership structure is appropriate for our Company and our stockholders. We believe this structure promotes efficiency and provides strong leadership for our Board, while also positioning our Chief Executive Officer, with the consultation of our Chairman of the Board, as the leader of the Company in the eyes of our business partners, employees, stockholders, and other interested parties.
EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS
Our independent Directors meet without management present at least four times each year. Mr. Chapman, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: non-executive Chairman, Cousins Properties Incorporated, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has three standing committees - the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; and the Executive Committee. The following table shows the current members of each committee:

Director	Audit	Compensation, Succession, Nominating and Governance	Executive
Charles T. Cannada	✓ FE	✓
Robert M. Chapman			©
M. Colin Connolly			✓
Scott W. Fordham
Lillian C. Giornelli	✓	✓
R. Kent Griffin, Jr.	✓ FE	©
Donna W. Hyland	© FE	✓	✓
R. Dary Stone	✓ FE
✓ = Current committee member    © = Committee Chair    FE = Financial Expert

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Audit Committee
The Audit Committee held four meetings during 2020. All of the current members of the Audit Committee are independent within the meaning of the regulations promulgated by the SEC, the listing standards of the NYSE, and our Director Independence
Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE, and the Company’s Audit Committee Charter. The Board has determined that each of Ms. Hyland and Messrs. Cannada, Griffin, and Stone is an audit committee financial expert within the meaning of the SEC regulations and that each has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:
•providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes, and the Company’s system of internal controls;
•deciding whether to appoint, retain, or terminate our independent registered public accounting firm;
•reviewing the independence of the independent registered public accounting firm;
•reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;
•reviewing the scope and results of our internal auditing procedures, risk assessment, and the adequacy of our financial reporting controls;
•considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and
•reviewing, approving, or ratifying related party transactions.

Compensation, Succession, Nominating and Governance Committee
The Compensation, Succession, Nominating and Governance Committee held five meetings during 2020. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members, and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:
•overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;
•overseeing the administration of our incentive compensation plans and equity-based plans;
•reviewing and approving those corporate goals and objectives that are relevant to the compensation of the Chief Executive Officer (the “CEO”) and all other Executive Officers, and evaluating the performance of the CEO and the other Executive Officers in light of those goals and objectives;
•reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and periodically considering the relationship between risk management and incentive compensation;
•overseeing our management succession planning;
•making recommendations regarding composition and size of the Board;
•reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election, or appointment as members of the Board and its committees;
•reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and
•making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee has retained FPL Associates (“FPL”), an independent human resources consulting firm, since 2015 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. FPL advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices, and plan design. FPL provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data, and alternatives to consider when making decisions regarding executive compensation, including for our NEOs.

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In 2021, the Compensation, Succession, Nominating and Governance Committee considered the independence of FPL in accordance with NYSE listing standards. The Committee requested and received a letter from FPL addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that FPL is independent and that the work of the consultant did not raise any conflict of interest.

Executive Committee
The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee took no action in 2020.

CORPORATE GOVERNANCE
Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousins.com. The charters of the Audit Committee and the Compensation, Succession, Nominating and Governance Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors, and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousins.com. Copies of our Corporate Governance Guidelines, committee charters, and Ethics Code are also available upon written request to Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations, or promotions of a product or service) and will make the communications available to the Directors upon request.

In addition, all known or possible instances of non-compliance with our Ethics Code may be reported anonymously using the Company’s ethics hotline at www.cousins.ethicspoint.com or by calling toll-free 1-877-888-0002. This ethics hotline is an independent, professional reporting service retained by the Company to assist with receiving reports of compliance concerns and suspected violations, and it is available 24 hours a day, 7 days a week. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
BOARD’S ROLE IN RISK OVERSIGHT
Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee.
•Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs, cyber-security concerns, and the internal audit function. As part of this oversight, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving the Company’s business objectives. The results of the risk assessment are then discussed with management and used to develop the Company’s annual internal audit plan.
•Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking and to periodically consider the relationship between risk management and incentive compensation. The Compensation, Succession, Nominating and Governance Committee is also responsible for discussing the Company’s sustainability and social responsibility initiatives, goals, and reporting.

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In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. In particular, our Board of Directors administers its risk oversight function through:
•the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others:
◦market conditions;
◦tenant concentrations and credit worthiness;
◦leasing activity and expirations;
◦the status of current and anticipated development projects;
◦compliance with debt covenants;
◦management of debt maturities;
◦access to debt and equity capital markets;
◦existing and potential legal claims against the Company;
◦climate change and sustainability;
◦potential cyber-attacks and intrusions;
◦public health crises, pandemics and epidemics; and
◦various other matters relating to the Company’s business;
•the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others:
◦significant acquisitions and dispositions of property;
◦commencement of significant development projects; and
◦new commitments for significant corporate-level borrowings;
•the direct oversight of specific areas of the Company’s business by the Audit Committee and the Compensation, Succession, Nominating and Governance Committee (the “CSNG Committee”); and
•regular periodic reports from the Company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualifications of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

The Board relies on management to bring significant matters impacting the Company to its attention. The Board believes that the work undertaken by the Audit Committee and the CSNG Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.

As one component of the Board’s management of risk, the Company has established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee. See “Corporate Governance” on page 17 for more information.

BOARD’S ROLE IN CORPORATE STRATEGY
Our Board is responsible for assisting management in developing and evaluating our corporate strategy. As part of a comprehensive review of our existing portfolio and review of opportunities for acquisition, disposition, and development, our management team reviews and discusses with the Board the current corporate strategy, including allocation among our target markets, potential new markets and the degree to which the assets within our portfolio and potential opportunities are aligned with that strategy.

Our Board periodically conducts special meetings to review and discuss our corporate strategy, including perceived macro threats and opportunities in the office sector generally, our portfolio characteristics, the strengths and challenges of our target markets, anticipated opportunities for improvement of the portfolio, and our financial philosophy.

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Our corporate strategy is summarized as follows:
•Premier Sun Belt Office Portfolio. We prioritize investment in trophy office building concentrations in the best-located and most highly-amenitized submarkets within some of the most attractive office markets in the Sun Belt, including Austin, Atlanta, Charlotte, Phoenix, Tampa, and Dallas. We focus on appropriate distribution of investments among those markets, and we regularly review opportunities to expand selectively in additional office markets in the Sun Belt which offer strong long-term growth characteristics, including supply constraints and strong transportation infrastructure.
•Disciplined Asset Allocation. We pursue acquisition and development opportunities where we believe our expertise in leasing and development will provide a strong base for generating attractive risk-adjusted returns and maintain or upgrade the quality of our portfolio.
•Best in Class Balance Sheet. We maintain a simple, flexible, and low-levered balance sheet, appropriately sized to obtain benefits of scale, with a preference for limitations on the use of joint ventures (unless they bring strategic considerations other than funding).
•Strong Local Operating Platforms. We lead our markets with local leadership who have direct responsibility for local operations and identifying new opportunities, supported by centralized corporate functions that can be shared across the portfolio while maintaining appropriate general and administrative expenses.

The Board continues to review and discuss our corporate strategy with management, making prudent adjustments as appropriate given current market conditions.
MAJORITY VOTING FOR DIRECTORS AND DIRECTOR RESIGNATION POLICY
Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares cast for a Director must exceed the number of shares cast against that Director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.

Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee (the “Nominating Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Nominating Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Nominating Committee was not elected at the same election, then the independent Directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only Directors who were elected in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept such resignations.
SELECTION OF NOMINEES FOR DIRECTOR
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Nominating Committee the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment, and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight, and strategic decision-making. In identifying nominees for Director, the Nominating Committee focuses on issues of diversity, such as diversity of gender, race, ethnicity, professional experience, differences in viewpoints, and skills that a potential nominee would bring to the Board. The Nominating Committee does not have a formal policy with respect to diversity, however, the Board and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering nominees for Director, the Nominating Committee considers the entirety of each candidates’ credentials in the context of these standards.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole,

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one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.

In 2020, the Nominating Committee retained a professional search firm to significantly increase the pool of potential candidates, reflecting the values of diversity outlined above. The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the Nominating Committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
MANAGEMENT SUCCESSION PLANNING
The Nominating Committee is also responsible for the oversight of the Company’s succession planning, including overseeing a process to evaluate the qualities and characteristics of an effective Chief Executive Officer and conducting advance planning for contingencies, such as the departure, death, or disability of the Chief Executive Officer or other senior members of management. The Chief Executive Officer periodically reviews the management development and succession planning with the Nominating Committee. The succession plan is also reviewed with the full Board from time to time, which views ensuring thoughtful, seamless, and effective transitions of leadership to be a primary responsibility of the Board. Potential leaders are given exposure and visibility to the Board members through formal presentations and informal events.
BOARD REFRESHMENT AND BOARD SUCCESSION PLANNING
Succession planning is not limited to management. We also consider the long-term make-up of our Board and how the members of our Board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new ideas and energy that can come from adding members to the Board. We also consider the long-term needs of our Board and the expertise that is needed for our Board as our business strategy evolves and the marketplace in which we do business evolves.

We added one or more new independent Directors in five of the last seven years, including the addition of one new non- independent Director and one new independent Director in June 2019, in connection with the TIER Merger. In December 2019, the Board announced that Larry L. Gellerstedt III, then the
Executive Chairman of the Board, and Taylor Glover, then the Lead Independent Director, each long-serving members of the Board, had determined not to stand for re-election in 2020. In December 2019, the Board appointed Mr. Chapman to succeed as non- executive Chairman of the Board, effective upon Mr. Gellerstedt’s retirement at the last Annual Meeting.

We believe the average tenure for our Directors reflects the balance that the Board seeks between the different perspectives brought by long-serving Directors and new Directors. The graph to the right summarizes the tenure of our 2021 Director nominees.
BOARD AND COMMITTEE EVALUATION PROCESS
The Board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the Board to evaluate its own performance annually. In addition, each of the charters of the Audit Committee and the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Governance Committee”) require an annual performance evaluation. The Governance Committee oversees the annual self-assessment process on behalf of the Board.

In most years, all Board members and all members of the Audit and Governance Committees complete a detailed questionnaire. The questionnaire provides for qualitative ratings in key areas and also seeks subjective comments. The General Counsel collects and analyzes the data and prepares a verbal report with details regarding the responses to the Chair of the Governance Committee, the Lead Independent Director, the Executive Chairman, and the Chief Executive Officer. The General Counsel also provides a verbal summary of that report to the full Board.

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In 2020 we conducted a “360 evaluation” of our Board, with the assistance of TalentQuest, a board leadership consultant. This evaluation included the review and discussion of the following: Board structure, size and composition (including diversity), including current membership; committee structures, size, composition and leadership; effectiveness of communications with management, including written materials; director engagement; effectiveness of communications among directors; performance of Director Connolly as Chief Executive Officer; performance of Chairs of Board and committees; effectiveness of oversight by Board, including risk management and strategic planning; and effectiveness, duration and frequency of meetings. We intend periodically to conduct similar evaluations in the future as our Board deems appropriate to supplement our standard annual performance evaluation and self-assessment process.
HEDGING, PLEDGING AND INSIDER TRADING POLICY
Our insider trading policy prohibits our employees, officers, and Directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls, and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers, and Directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.
STOCKHOLDER ENGAGEMENT AND OUTREACH
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we regularly meet with our investors to share our perspective and to solicit their feedback on a variety of topics, such as our strategy and performance, corporate governance, and market conditions. During 2020, members of our executive management team participated in multiple investor conferences as well as numerous one-on-one meetings with our investors. Periodically, we also hold investor days where members of our management team meet with stockholders to discuss our strategy and performance, provide tours of our properties, and respond to questions. In addition, we consider the input received from our stockholders through individual meetings, property tours, telephone calls, and/or written communications. We plan to continue our engagement with our stockholders in 2021 and beyond, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision-making process.
SUSTAINABILITY & CORPORATE RESPONSIBILITY
At Cousins, we believe that true value creation results not only from positive stock performance, but also from a commitment to sustainability. For us, sustainability means creating and maintaining durable buildings that are operated in an environmentally and socially responsible manner. This approach not only encourages office users to select us for their corporate operations, but it also enhances the communities where our buildings are located. We believe strong financial returns are driven by creating a positive impact in the communities in which we operate, and that will continue to be a critical part of our success going forward. This community focus is the reason that we have Managing Directors in each of our markets who provide local leadership, an entrepreneurial mindset, and a strong community presence. We have long focused on responsibly building the highest quality assets and emphasizing best-in-class projects, including incorporating environmentally sustainable design, construction, and operational components. We are focused on creating healthy workspaces and high performance properties while simultaneously mitigating operational costs and the potential external impacts of energy and water consumption, waste production, and greenhouse gas emissions. This focus leads to strong customer satisfaction and interest from potential customers, which in turn maintains our buildings’ occupancy and promotes positive returns for our stockholders.
Commitment to Sustainability
At Cousins, we pride ourselves on investing in trophy office buildings located in high-growth Sun Belt markets and managing these properties in a first-class manner, while achieving outstanding efficiency. In evaluating new acquisition opportunities, we focus carefully on the existing performance of the building in consumption of energy and water resources and the mitigation of resource consumption through recycling and other efforts. We also evaluate the opportunities for improvement in these areas on a near- and long-term basis. In addition, we carefully evaluate the proximity to transit options, with a strong preference for nearby bus and rail transit. When planning development projects, we take all of the foregoing into account, and we strive to design highly- sustainable buildings, generally taking advantage of the LEED and/or BOMA 360 certification process and designation. For our operational buildings and our buildings under development, we emphasize the importance of environmentally sustainable design, construction, and operational components. Over the long term, we believe properties that reflect these priorities will remain attractive to office users and investors, and as a result, we anticipate that this philosophy will continue to generate high-quality returns for our stockholders.

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The effectiveness of our sustainable and responsible development and operations is evidenced by the recognition our properties have received from some of the most respected third-party organizations that benchmark property efficiency and sustainability practices:

64 of our buildings, representing approximately 72% of our office portfolio by square footage, are LEED certified (O&M, Interiors and/or Core & Shell). This certification evidences the attainment of certain exacting standards of the U.S. Green Building Council’s Leadership in Energy and Design (LEED®) green building program. We intend to maintain certifications of our properties and to continue to evaluate our portfolio to identify and pursue additional opportunities to enhance the value and appeal of our properties through LEED certification.

61 of our buildings, representing approximately 69% of our office portfolio by square footage, have achieved the elite BOMA 360 certification. This certification recognizes excellence in building operations and management, and it benchmarks performance in six key areas, including energy, environment and sustainability. We intend to maintain certifications of our properties and to continue to evaluate our portfolio to identify and pursue additional opportunities to enhance the value and appeal of our properties through BOMA 360 certification.

We track building performance through the EPA’s ENERGY STAR® benchmark program. 41 of our buildings, representing approximately 76% of our office portfolio by square footage, are ENERGY STAR-certified for superior energy efficiency, responsible water usage, and reduced greenhouse emissions. ENERGY STAR is integrated into our energy management program for benchmarking our assets and tracking improvements in energy consumption, greenhouse gas emissions, water consumption and waste production. We intend to continue tracking our portfolio through ENERGY STAR and to maintain and/or pursue certification for all properties for which it is feasible.

In 2020, the Company earned its sixth consecutive “Green Star” recognition from the Global Real Estate Sustainability Benchmark assessment. GRESB is an investor-driven evaluation system for measuring the sustainability performance of property companies and real estate funds. In addition, for the fourth consecutive year, the Company achieved an overall score of a “B” on the GRESB public Disclosure assessment, including scores of “A” on the Disclosure of Sustainability Governance and Disclosure of Sustainability Implementation components. These scores compare favorably to the overall comparison group average of a “C.”

Portfolio LEED Certified %

U.S. GREEN BUILDING COUNCIL
LEED
USGBC
LEED Certified, **72%**

Portfolio BOMA 360 Certified %

BOMA 360
PERFORMANCE BUILDING®
BOMA 360 Certified, **69%**

Portfolio Energy Star Certified %

Energy Star Certified, **76%**

COUSINS 2021 PROXY STATEMENT    22

Our sustainability efforts are managed by a sustainability team led by our EVP-Development, EVP-Operations, and EVP & General Counsel, along with representatives from the operations group and outside sustainability consultants. In consultation with the CEO and the Governance Committee, the team establishes the policies addressing environmental and social issues, reviews recent performance metrics, sets goals for sustainability improvements for individual buildings, and ensures that sustainability efforts are included as a core value in all design, development, investment, and operational decisions. In addition, representatives of this team regularly review and discuss with the broader management team and with our Board of Directors the status of our sustainability efforts, including planned strategic initiatives and recent accomplishments.

Commitment to Diversity
We are focused on creating a diverse and inclusive workforce. Our priority is to attract, develop, and retain the best talent, foster an inclusive culture, and embrace diversity. Our employees are the foundation of our success, and we strive to have a workforce that reflects the diversity of qualified talent that is available in the markets we serve.

We are also committed to diversity at the Board level. Our Board will consider diversity, including gender, race and ethnicity, when considering nominations to the Board and will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected as the Board undergoes periodic Board refreshment. The Board’s objective is to have a Board comprised of individuals who by occupation, background, and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Key diversity highlights include:
•Our Board includes a female as Chair of the Audit Committee, and 25% of the Directors are women.
•We have several women in key leadership roles, including the EVP & General Counsel, the EVP – Investments, and the SVP & Associate General Counsel. As of December 31, 2020, 45% of the supervisors at the Company were women.
•As of December 31, 2020, 39% of the workforce were women.
•As of December 31, 2020, 39% of the workforce self-identified as a minority.

Commitment to Community
In addition, we believe that Cousins should be a good corporate citizen, paying our “civic rent” through our philanthropic commitments. Our employees regularly donate to local causes, participate in annual fundraising for local nonprofits, and are actively involved in community-building activities such as Habitat for Humanity or volunteer work at local shelters. This occurs not just at the corporate office, but also at the property level, where we are actively involved in each community within which the Company has made a significant investment. Together with our extensive wellness program and our commitment to a fair and respectful workplace, we believe this commitment to service and integrity offers our employees many opportunities for meaningful engagement and collaboration.

The COVID-19 pandemic presented unprecedented challenges to the Company, our employees, our customers and our communities. In March 2020, we instituted telework procedures for our corporate and property office employees, and we staggered work schedules for our property teams to increase social distancing. We increased our communication efforts through frequent emails, Zoom meetings and Town Hall events, and we regularly emphasized the importance of physical and mental health and the availability of resources for both through our generous benefit offerings. As our employees have begun to return to the physical office, we require adherence to CDC guidance with respect to quarantining, facial coverings, social distancing and contact tracing.

We also reviewed our buildings and operational practices through a health security lens, consulting with industry experts, real estate leaders and other professionals to identify key issues. We implemented appropriate operational measures at our properties to help mitigate the spread of infectious disease, including enhanced cleaning and disinfecting, where applicable, increased air filtration levels, maximized outside air intake, monitored water quality, researched and evaluated emerging air quality technologies, signage to encourage face coverings, encouraged decreased office density and increased social distancing. We also carefully considered requests from tenants who were economically impacted by the pandemic and, where appropriate, we entered into lease amendments, primarily deferring or delaying rental obligations to mitigate short-term needs. We also provided appropriate notice of potential close contact exposure to confirmed COVID-19 cases.

COUSINS 2021 PROXY STATEMENT    23

Recognizing that many communities faced financial challenges, we also provided targeted charitable commitments and donations to organizations supporting local communities. These donations were made through the Cousins Properties Foundation, a non- profit 501(c)(3) organization controlled by the Company, which were in addition to the donations of time and money many of our employees gave on a personal level. Our Company’s support included the following:
•We donated over $700,000 to 24 non-profit organizations fighting COVID-19 on the front lines, including groups providing critical healthcare services, resources for children, food for families and individuals, and support for domestic violence victims.
•In addition, the Cousins Properties Foundation donated $200,000 to support East Lake Foundation’s COVID-19 relief fund and the Charles R. Drew Charter School’s Office of College and Career Readiness. The East Lake Foundation was established in 1995 by our founder, Tom Cousins, and his wife Ann Cousins, to help revitalize and transform the East Lake community in Atlanta from a high-crime and deteriorating area surrounding a public housing project into a strong, economically diverse community through the efforts of neighborhood residents, government and private partners. Currently serving more than 1,800 students in grades Pre-K through 12, the East Lake Foundation opened the Drew Charter School in 2000 as the City of Atlanta’s first public charter school to provide an excellent education to the children living in the Villages of East Lake. Drew Charter School continues to center its work around serving these students and students from economically disadvantaged families in a mixed-income setting.
•In lieu of a 2020 holiday party, the Company committed to donate $10,000 to Feeding America, the nation’s largest domestic hunger-relief organization, which partners with a network of hundreds of food banks across the country.

We are committed to providing transparent disclosure regarding our corporate social responsibility efforts, and in 2020 we published a Corporate Social Responsibility report that is aligned with the Global Reporting Initiative reporting framework. More detailed information, including our sustainability strategy, key performance indicators, achievements and historical sustainability reports are available on our website at www.cousins.com. Except for the documents specifically incorporated by reference into our Annual Report on Form 10-K, information contained on our website or that can be accessed through our website is not incorporated by reference into our Annual Report on Form 10-K.
COUSINS 2021 PROXY STATEMENT    24

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2020. It also describes how and why the Compensation Committee made its decisions regarding 2020 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2020 are:
•M. Colin Connolly – President and Chief Executive Officer;
•Gregg D. Adzema – Executive Vice President and Chief Financial Officer;
•Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary;
•Richard G. Hickson IV – Executive Vice President – Operations; and
•John S. McColl – Executive Vice President – Development.

EXECUTIVE SUMMARY
Overview of 2020 Business Performance
Our strategy is to create value for our stockholders through ownership of the premier urban office portfolio in the Sun Belt markets of the United States, with a particular focus on Georgia, Texas, North Carolina, Florida, and Arizona. This strategy is based on a disciplined approach to capital allocation including value-add acquisition of assets, selective development projects, and timely disposition of non-core assets. This strategy is also based on a simple, flexible and low-leveraged balance sheet that allows us to pursue acquisitions and development opportunities at the most advantageous points in the cycle. To implement this strategy, we leverage our strong local operating platforms within each of our markets.

In 2020, we executed on this strategy with strategic transactions, including key acquisition transactions and key leasing and disposition activities, along with commencing new development projects and delivering completed development projects. During this time, we remained focused on our core business, with our “Funds from Operations” (or “FFO”), and our same property net operating income each increasing in 2020 compared to 2019. In implementing our strategy, we had goals for 2020 that included FFO, an increase in same property net operating income1, gross office leasing volume and net effective rent performance on that leasing activity. We were generally successful in meeting these goals.

Total Stockholder Return
Our stockholders realized a 0.08% total return for the three-year period ended December 31, 2020, in comparison to the SNL US REIT Office and the FTSE NAREIT equity indices, whose total returns were (16.50%) and 10.56%, respectively.
(1)Index Value
See Appendix A to this proxy for a reconciliation of net income available to common stockholders to FFO and to FFO as adjusted by the Compensation Committee and for a reconciliation of net income to same property net operating income. For the definition of FFO and same property income, please see page 35 of our Annual Report on Form 10-K for the year ended December 31, 2020, available at www.sec.gov or on the Investor Relations page of our website at www.cousins.com.
COUSINS 2021 PROXY STATEMENT    25

Recent Notable Business Developments
In recent years, we have experienced several significant business developments resulting from transactions that represent a direct outgrowth of our company strategy to create value for our stockholders. These transactions have driven significant portfolio growth and repositioning of our portfolio through entries into new core markets and exits of existing core markets.

During 2019, through a strategic merger with TIER REIT, Inc. (“TIER”) (“the Merger”) we added nine operating office properties containing 5.8 million square feet of space, two office properties under development, and land parcels on which up to 2.5 million square feet of additional space could be developed. Strategically, we believe that the Merger with TIER created an unmatched portfolio of trophy office assets balanced across the premier Sun Belt markets, enhancing our position in our existing Austin and Charlotte markets, providing a strategic entry into Dallas, and balancing our exposure in Atlanta. Additional details of the merger with TIER are discussed in “Item 1. Business” of our 2019 Annual Report on Form 10-K.

During 2016, we completed a merger with Parkway Properties, Inc. (“Parkway”) and simultaneous spin-off of the combined companies’ Houston business into a separate public company, New Parkway. As a result of the merger and spin-off we added, on a net basis, 16 properties and 1.6 million square feet of space to our pre-merger portfolio. We added properties in our existing markets of Atlanta, Charlotte, and Austin and in new markets including Phoenix, Tampa, and Orlando. Additional details of the merger with Parkway and spin-off are discussed in “Item 1. Business” of our 2016 Annual Report on Form 10-K.

2020 Activities
During 2020, we completed acquisitions and dispositions of multiple operating properties and land parcels, completed one development project, and commenced development on one project. At year-end, we had five development projects in process; our share of the total expected costs of these projects totaled $449.4 million. The following is a summary of our significant 2020 activities:

Investment Activity
•Acquired a 329,000 square foot creative office asset in the South End submarket of Charlotte known as The RailYard for a gross purchase price of $201.3 million, including acquisition costs.
•Acquired 3.4 acres of land in the South End submarket of Charlotte for a gross purchase price of $28.1 million. The Company anticipates developing a 600,000 to 700,000 square foot mixed-use development on the site to be called South End Station.
•Acquired 2.4 acres of land in the South End submarket of Charlotte for a gross purchase price of $18.8 million to be used for future development and to be called 303 Tremont.
•Acquired 1.7 acres of land adjacent to existing Domain properties in Austin through a 90% owned joint venture for a purchase price of $11.0 million.
•Completed development and commenced operations of Domain 12, a 320,000 square foot office building in Austin that was acquired in the Merger.
•Continued development of Domain 10, a 300,000 square foot office building in Austin that was acquired in the Merger, which is in the final stages of development.
•Continued development of 120 West Trinity, a 352,000 square foot mixed-use property in Atlanta, which is in the final stages of development. This project is being developed as a joint venture in which we own a 20% interest.
•Continued development of 10000 Avalon, a 251,000 square foot building in Atlanta, which is in the final stages of development. This project is adjacent to our existing 8000 Avalon building and is being developed in a joint venture in which we own a 90% interest.
•Continued development of 300 Colorado, a 358,000 square foot office building in downtown Austin. This project is being developed in a joint venture in which we own a 50% interest.
•Commenced development of 100 Mill, a 287,000 square foot office building in Tempe. This project is being developed in a joint venture in which we own a 90% interest and is expected to begin operations in early 2022.

Disposition Activity
•Sold Hearst Tower, a 966,000 square foot office tower in Charlotte, for gross proceeds of $455.5 million.
•Sold the Company’s 50% interest in Gateway Village, a 1 million square foot office property in Charlotte, for gross proceeds of
$52.2 million.
•Disposed of various non-core land holdings.

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Portfolio Activity
•Leased or renewed 1.4 million square feet of office space.
•Increased second generation net rent per square foot by 27.2% on a straight-line basis and 13.1% on a cash-basis.
•Increased same property net operating income by 0.7% on a cash-basis.

Key Compensation Decisions for 2020
The Compensation Committee made the following key decisions with respect to the 2020 compensation for our NEOs:
•Base salary increases were approved for all NEOs, in line with market data and to reflect their respective contributions to the Company.
•Annual cash incentive awards were approved at 85% of target, primarily based on achievement of Company performance goals relating to funds from operations (“FFO”), increase in same property net operating income (considering adjustments to reflect certain lease amendments entered into with tenants negatively impacted by the COVID-19 pandemic), gross office leasing volume and net effective rent performance on office leasing activity.
•Long-term equity awards were granted to our NEOs in the form of restricted stock units (“RSUs”) and restricted stock using a mix of 42% market-conditioned RSUs (“Market RSUs”), 18% performance-conditioned RSUs (“Performance RSUs”) and 40%
time-vested restricted stock. The market-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (“TSR”), calculated relative to the SNL US REIT Office Index, and the Performance RSUs are earned only upon meeting Company performance goals relating to aggregate FFO, each over a three-year period from 2020 through 2022. The time-vested restricted stock vests ratably over a three-year service requirement. The Market RSUs and Performance RSUs cliff vest only if the performance conditions and service requirement are satisfied.
•Although the COVID-19 pandemic presented the Company with unprecedented challenges, including navigating a remote working environment for the Company’s corporate employees and most of its office customers and experiencing negative impacts to net operating income as a result of lost parking revenue, the Compensation Committee did not adjust any existing long-term equity award targets in response to those challenges.
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COMPENSATION PRACTICES
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation practices that support these principles.

What We Do
✓
Mitigate Undue Risk: We provide a balanced mix of cash and equity-based compensation, including annual and long-term incentives which have market or Company performance metrics that we believe mitigate against excessive risk-taking by our management.

✓
Significant Portion of Equity Awards are Market or Company Performance-Based: In 2020, 60% of the regular equity awards granted to our executive officers are market or Company performance-based and require that we achieve market goals relating to TSR or Company performance goals relating to FFO, in each case over a three-year period for the awards to vest.

✓
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion: Over the last twelve years (2009 to 2020), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company's performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
Cap on Incentive Awards: Our policy has established a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Compensation Committee for the year. Our policy has also established 200% as the maximum percentage for performance calculation of any individual component of the incentive cash award, with 150% of the target cash award remaining the overall maximum payout that can be earned by each of the executive officers under the annual incentive cash award plan for any year.

✓
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive- based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

✓
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

✓	Independent Compensation Consultant: The Compensation Committee determined that its compensation consultant is independent pursuant to applicable NYSE listing standards.
✓
Share Ownership Guidelines: We have stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer, two times annual base salary for our Executive Vice Presidents, and three times the annual cash retainer for our Directors.

✓
Holding Period on Stock Awards: We have adopted a policy requiring our executive officers to hold 50% of the after tax number of shares of stock awarded as compensation for 24 months following vesting.

✓
Prohibition of Hedging and Pledging of Company Stock: Our insider trading policy prohibits our Directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our Directors and executive officers from purchasing our stock on margin. None of our Directors or executive officers holds any of our stock subject to pledge.

✓
Long Term Incentive Awards Settled in Stock: Beginning with our 2020 long term incentive awards, our Market RSUs and Performance RSUs will settle in stock, rather than cash, increasing the alignment with shareholders.

COUSINS 2021 PROXY STATEMENT    28

What We Don’t Do
X	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of our executive officers are employed “at-will.”
X
No Perquisites: We generally do not provide perquisites above the reporting threshold to our executive officers. In 2020, we did not provide any perquisites to our executive officers above the reporting threshold.

X
No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

X	No Single-Trigger Severance or Acceleration: Our existing change in control arrangements do not provide for payment on a change in control without a qualifying termination.
X
No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on Market RSUs or Performance RSUs during the performance period. DEUs are paid only if and to the extent that the underlying Market RSUs or Performance RSUs are earned.

X
No Tax Gross-Up Provisions in Change in Control Agreements: Our change in control agreements with our executive officers do not include Section 280G tax gross-up provisions. We have committed that we will not enter into a new agreement to include a tax gross-up provision.

X
No Option Repricing: Although the 2019 Omnibus Incentive Stock Plan permits granting of stock options as part of a compensation program, we do not intend to grant any stock options as part of our executive or director compensation programs. If we were to grant stock options, we would prohibit repricing of any granted stock options.

SAY ON PAY RESULTS
At our 2020 annual meeting, stockholders approved our say on pay vote with 95.9% of votes cast.

We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
COMPENSATION PHILOSOPHY AND COMPETITIVE POSITIONING
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor and allowing us to underwrite and execute on acquisition, development and other investment opportunities, in addition to disposition, joint venture and financing activities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.

In making compensation decisions for the executive officers, the Compensation Committee typically examines a range of data, with the median data point used as an initial reference point, and thereafter the Compensation Committee applies its judgment to adjust individuals based on their performance, tenure or experience in the role, value contributed to the Company, retention concerns, market data for competitive positions and other relevant considerations, including the assessment of achievement of the Company’s strategic and tactical plans.
COMPENSATION REVIEW PROCESS
Market Data and Peer Group
The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2020 compensation, the Compensation Committee engaged FPL Associates (“FPL”), among other things: (1) to review the methodology of peer group creation and propose a new peer group of public REITs to be used for the 2020 compensation targets; (2) to benchmark our executive compensation against our peers and assist in developing compensation objectives; (3) to analyze trends in compensation in the marketplace generally and among our peers specifically; and (4) to recommend the components and amounts of compensation for our NEOs. As discussed in Director Compensation on page 51, FPL also provided consulting services with respect to compensation for our Directors.

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With assistance from FPL, the Compensation Committee undertook a comprehensive review to develop an appropriate peer group of companies to review with the goal of evaluating the competitiveness of the Company’s executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (office- focused publicly-traded REITs), size (defined by equity market capitalization), and portfolio scale (defined by number of properties and/or total square footage). As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee selected the peer group shown below.

The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 11 public real estate companies that focus on office properties and those that are similar in size to us in terms of equity market capitalization (market value of common and preferred stock and partnership units convertible into stock). This peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a similar portfolio, a significant development and acquisition pipeline and extensive capital market activities. The companies were selected so that our equity market capitalization approximates the median. As of the time the study was conducted (July 2019), this peer group had equity market capitalization ranging from $4 billion to $12 billion. Our equity market capitalization, as of that time, of $8 billion, was above the peer group median (68th percentile). This peer group is comprised of the following companies:

•Brandywine Realty Trust	•Hudson Pacific Properties, Inc
•Columbia Property Trust, Inc	•JBG Smith Properties
•Corporate Office Properites Trust	•Kilroy Realty Corporation
•Douglas Emmett, Inc	•Paramount Group Inc
•Empire State Realty Trust, Inc	•Piedmont Office Realty Trust
•Highwoods Properties, Inc
ROLE OF MANAGEMENT AND COMPENSATION CONSULTANTS
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs but retains the right to act in its sole and absolute discretion.

Representatives of the Compensation Committee’s independent compensation consultant will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about the independent compensation consultant and the Committee’s independence assessment, see “Committees of the Board of Directors – Compensation, Succession, Nominating and Governance Committee” on page 16.

COMPONENTS OF COMPENSATION

Component	Why We Pay It
Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role and the relative market rate for the executive’s experience and responsibilities.
Annual Cash Incentive	Reward NEOs for achievement of annual financial and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders.
Long Term Incentive	Align the interests of our NEOs with those of our stockholders
Market RSUs
Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive relative TSR out-performance, because the ultimate value of the award is directly tied to the market value of our stock upon vesting, while conditioned upon achievement of at least threshold relative performance, with no guaranteed minimum vesting or payout.

Performance RSUs
Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive FFO out-performance, because the ultimate value of the award is directly tied to the market value of our stock upon vesting, while conditioned upon the achievement of FFO goals, with no guaranteed minimum vesting or payout.

Restricted Stock	Motivate, retain and reward NEOs to achieve multi-year strategic business objectives, because the ultimate value of the award is directly tied to the market value of our stock over the vesting period.

COUSINS 2021 PROXY STATEMENT    30

For our CEO, the mix of total direct compensation opportunity for 2020 (based on target values) is illustrated by the following chart:

2020 CEO Compensation Mix

Annual Performance-Based
23%
LTI - Restricted Stock
22%
BaseSalary
17%
LTI - Market RSUs
28%
LTI - Performance RSUs
10%

IN 2020, TOTAL CEO COMPENSATION WAS 83% "AT RISK" OR "PERFORMANCE BASED" COMPENSATION.

For the NEOs, other than our CEO, the mix of total direct compensation opportunity for 2020 (based on target values) is illustrated by the following chart:

2020 Other NEO Compensation Mix

Annual Performance-Based
28%
LTI - Restricted Stock
16%
LTI - Market RSUs
19%
LTI - Performance RSUs
7%
BaseSalary
30%

IN 2020, TOTAL OTHER NEO COMPENSATION WAS 70% "AT RISK" OR "PERFORMANCE BASED" COMPENSATION.

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance, and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2020 at its meeting on December 19, 2019. The base salaries for each of our NEOs were increased for 2020, to be more competitive with the market data and to reflect their respective contributions to the Company. The changes in base salary are as set forth below:

	2019 Base Salary	2020 Base Salary
M. Colin Connolly	$600,000	$700,000
Gregg D. Adzema	$450,000	$475,000
Pamela F. Roper	$355,137	$366,000
Richard G. Hickson IV	$400,000	$412,000
John S. McColl	$394,000	$394,000
Annual Incentive Cash Award
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance, and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.

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In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.

2020 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2020 at its meeting on December 19, 2019. No changes were made to the targeted percentage of base salary for any of the executives, other than Mr. Hickson’s, whose 2020 targeted percentage of base salary was increased to be more competitive with market data and to reflect his contributions to the Company.

The changes in annual incentive compensation target opportunities, as a percentage of base salary, are as set forth below:

	2019 Bonus Target %	2020 Bonus Target %
M. Colin Connolly	130%	130%
Gregg D. Adzema	100%	100%
Pamela F. Roper	95%	95%
Richard G. Hickson IV	85%	90%
John S. McColl	85%	85%
2020 Performance Goals
The Compensation Committee, at its February 4, 2020 meeting, approved performance goals for the 2020 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee reaffirmed the components that were utilized in the 2019 performance period and their relative weighting. The annual incentive cash award performance goals for 2020, and their relative weighting, were as follows:

1.Funds From Operations Per Share Performance.
FFO is a non-GAAP financial measure that, when combined with the presentation of required GAAP measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management and the Board generally consider FFO per share to be useful measures for understanding and comparing our operating result because, by excluding real estate-related depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), impairment losses on depreciable real estate and gains or losses associated with disposition activities, FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

The adjusted FFO goal for 2020 was $2.804 per share, weighted at 40% of the overall goals.

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2.Cash-Basis Same Property Net Operating Income Performance.
Net Operating Income (“NOI”) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI, which is rental property revenues (excluding termination fees) less rental property operating expenses, excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Depreciation, amortization, and impairment are also excluded from NOI for the reasons described under FFO above. Cash-basis NOI represents NOI excluding straight-line rents, amortization of lease inducements, amortization of acquired above and below market rents, and non-cash ground lease expense.

For 2020, the Compensation Committee established a goal for us to increase cash-basis NOI generated from our same property portfolio by 5.32%, weighted at 30% of the overall goals.

3.Leasing Activity Volume.
We generate revenue and cash primarily by leasing our operating and development properties. When making leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions, current and anticipated operating expenses, real estate taxes, overall vacancy, anticipated rollover and expected future demand for the space, the impact of any expansion rights and general economic factors. For purposes of calculating performance, this calculation would exclude all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases, and license agreements, along with residential leases.

For 2020, the Compensation Committee established a goal for us to lease 2.05 million square feet of office space, weighted at 15% of the overall goals.

4.Net Effective Rent Performance.
Net Effective Rent is a calculation that deducts tenant allowance and other leasing expenses from the nominal total rental to be paid by a tenant over the initial term of the lease. Because these tenant concessions can significantly impact the economic value of the relevant lease, we view net effective rent as a reflection of the financial quality of our leasing performance.

For 2020, the Compensation Committee established a goal that the average net effective rent for all office leases executed in 2020 be not less than the budgeted net effective rent, with such calculation occurring with respect to each individual lease. The total calculation of performance would include the weighted average variance for all leases signed during the period. The net effective rent performance goal was weighted at 15% of the overall goals.

The Compensation Committee approves only a target goal for each measure. In calculating performance, each component is capped at 200% of target, and total payouts are capped at 150% of overall target. At the time of approval of the 2020 performance goals, the Compensation Committee believed that the performance goals were aggressive and rigorous and the weighting of each performance goal for the 2020 annual incentive cash awards was appropriate given our business strategy, historic performance, and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.

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2020 Performance Against Goals
The Compensation Committee, at its meeting on February 1, 2021, evaluated the Company’s actual performance against the 2020 goals and determined that we had achieved 72% of the overall goals, on a weighted basis, as described in detail below:

1.Funds From Operations Per Share Performance.
The Compensation Committee determined that we achieved adjusted FFO per share at an amount equal to 99.3% of our FFO per share goal. Consistent with its exercise of discretion with respect to the 2019 performance, the Compensation Committee exercised its discretion to adjust FFO by excluding expenses related to the Merger.

2.Cash-Basis Same Property Net Operating Income Performance.
The Compensation Committee determined that we had achieved 13.5% of our goal for 2020 related to the increase in cash-basis same property net operating income, prior to adjustment to reflect the impact of COVID-19. During 2020, the
Company entered into certain agreements providing rent deferrals, adjustments and forgiveness granted to tenants who had experienced disruptions in their business as a result of the COVID-19 pandemic. The majority of such agreements involved lease term extensions, such that the aggregate amount of rent owed by the relevant customer was not decreased, but the timing of some payments was delayed. At its February 1, 2021 meeting, the Compensation Committee considered an adjusted calculation for NOI growth, which imputed the NOI growth that would have occurred but for such agreements. Following such adjustments, the Compensation Committee determined that we would have achieved 50% of our goal for 2020 related to the increase in same property net operating income.

3.Leasing Activity Volume.
The Compensation Committee determined that we achieved 69.2% of our goal related to office leasing activity for 2020. This calculation excluded all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases, and license agreements, along with residential and retail leases.

4.Net Effective Rent Performance.
The Compensation Committee determined that we achieved 118.7% of our goal related to net effective rent performance for 2020. This calculation excluded leasing activity for which no budgets existed for comparison purposes.

Our actual performance against the 2020 goals are also reflected in the chart below. As noted above, the Compensation Committee considered an adjusted calculation for NOI growth; that adjusted calculation would have resulted in a weighted average performance of 83% against the 2020 goals.

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The Compensation Committee reserves the discretion to adjust annual incentive cash awards up or down depending on individual and the Company’s performance. The COVID-19 pandemic significantly disrupted the global economy and the local markets in which the Company’s properties are located. Following the ordinary course establishment of
2020 performance goals in February 2020, the Compensation Committee closely monitored the effect of the COVID-19 pandemic on our near-term priorities and strategy, as well as the Company’s ability to achieve the performance goals established before the impact of the pandemic was widely known. In addition, the Compensation Committee monitored the extraordinary sacrifices and efforts of our employees and management to safeguard the Company’s operations and long-term trajectory. The Compensation Committee considered the actions of the Company in supporting its employees, customers and communities during the pandemic, including the rent deferrals, adjustments and forgiveness granted to tenants who had experienced disruptions in their business as a result of the COVID-19 pandemic. The majority of such transactions involved lease term extensions, such that the aggregate amount of rent owed by the relevant customer was not decreased, but the timing of some payments was delayed. As noted above, the Compensation Committee also considered an adjusted calculation for NOI growth which imputed the NOI growth that would have occurred but for such agreements, noting that the weighted average performance after such adjustment would have been 83%. The Compensation Committee believes that while these activities may not be directly captured by the original 2020 annual incentive performance goals established in February 2020, they significantly contributed to the Company’s financial performance in both the near-
and long-term. As a result of such factors, the Compensation Committee exercised its discretion in determining that the appropriate payout level for the 2020 annual incentive cash award was 85%.

The actual annual incentive cash award for the 2020 performance period for each NEO is set forth in the table below and is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table:

	2020 Target % of Base Salary	Target Opportunity	2020 Actual Award
M. Colin Connolly	130%	$910,000	$773,500
Gregg D. Adzema	100%	$475,000	$403,750
Pamela F. Roper	95%	$347,700	$295,545
Richard G. Hickson IV	90%	$370,000	$315,180
John S. McColl	85%	$334,900	$284,665
2021 Performance Goals
The Compensation Committee, at its February 1, 2021 meeting, discussed potential performance goals for the 2021 annual incentive cash award, including the components and relative weighting. In light of the uncertainty surrounding the anticipated duration of the continuing COVID-19 pandemic impact upon the Company, particularly with respect to leasing activity volume and NOI, the Compensation Committee determined to delay approval of the components and relative weighting of the 2021 performance goals. The Compensation Committee anticipates additional consideration of the Company’s annual business plan and budget for the year, as adjusted for then-current circumstances and projections, at a later meeting scheduled to occur during 2021.

Long-Term Incentive Equity Awards
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between retention and market and Company performance incentive awards.

For more information, see “Evolution of Composition of Equity Awards” on page 37.

2020 Regular LTI Awards
In 2020, the Compensation Committee granted time-vested restricted stock (40% of the overall award), Market RSUs (42% of the overall awards) and Performance RSUs (18% of the overall award) to the NEOs under our LTI program, following a structure conforming to that of prior years.

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The Compensation Committee, at its February 3, 2020 meeting, granted LTI awards (the “2020 LTI Awards”) to each of our NEOs with a target grant date dollar value determined at its December 19, 2019 meeting, following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to minimize the impact of stock price volatility between the Compensation Committee’s annual review and the grant date value. The target grant date dollar value of the 2020 LTI Awards, as compared to those of the prior year, were increased for the majority of the NEOs to be more competitive with the market data and to reflect their respective contributions to the Company. Ms. Roper’s target grant date dollar value of her 2020 LTI Awards was not increased from the prior year. The changes in target LTI Awards are as set forth below:

	2019 LTI Target	2020 LTI Target
M. Colin Connolly	$1,500,000	$2,250,000
Gregg D. Adzema	$900,000	$950,000
Pamela F. Roper	$475,000	$475,000
Richard G. Hickson IV	$325,000	$375,000
John S. McColl	$325,000	$375,000
The 2020 LTI Awards were comprised of a mix of 40% time-vested restricted stock, 42% Market RSUs subject to a TSR condition, and 18% Performance RSUs subject to Company achievement of an FFO condition. The time-vested restricted stock vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. For the Market RSUs and
Performance RSUs, the measurement period is three years, and the RSUs vest in full only upon satisfaction of the market conditions or performance conditions, as applicable, and (except in certain circumstances discussed below) if the holder is continuously employed with us through the full performance period.

The 2020 LTI Awards granted on February 3, 2020 by the Compensation Committee to our NEOs are set forth in the table below:

	Target LTI Award Value	Number of Restricted Shares Granted	Number of Market (TSR) RSUs Granted	Number of Performance (FFO) RSUs Granted
M. Colin Connolly	$2,250,000	21,755	22,843	9,790
Gregg D. Adzema	$950,000	9,185	9,645	4,133
Pamela F. Roper	$475,000	4,593	4,822	2,067
Richard G. Hickson IV	$375,000	3,626	3,807	1,632
John S. McColl	$375,000	3,626	3,807	1,632
For purposes of valuing the Restricted Stock, the Market RSUs and the Performance RSUs, we used our closing stock price on the date of grant, which was $41.37. The actual grant to an NEO for each component of the 2020 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2020 LTI Awards is set forth in the “Stock Awards” column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.

2020 Market RSUs and Performance RSUs
The Market RSUs granted in 2020 require achievement of a total stockholder return goal to vest, and the Performance RSUs granted in 2020 require achievement of a Company FFO goal to vest. Each of these awards “cliff” vest at the end of the three year performance period, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date (except in certain circumstances discussed below). The terms of the 2020 Market RSUs and Performance RSUs are summarized as follows:
•Market RSUs: 42% of the target value of the 2020 LTI Awards are comprised of Market RSUs that are subject to a performance condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2020 through December 31, 2022 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2020 (the “2020 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 30th percentile of the 2020 LTI Peer

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Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically linearly interpolated between these stated levels, subject to the 200% maximum.
•Performance RSUs: 18% of the target value of the 2020 LTI Awards are comprised of Performance RSUs which are subject to a performance condition that our Company FFO per share during the period beginning January 1, 2020 through December 31, 2022, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts are mathematically linearly interpolated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive, rigorous and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2020 Performance RSU awards. At its meeting on February 3, 2020, the Compensation Committee determined that for purposes of the FFO Target, and consistent with practice in prior years, it would adjust FFO to reflect any adjustments made to the FFO component of the annual incentive award goals for the years included in the 2020-2022 performance period.

Dividend equivalents are not paid on Market RSUs or Performance RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a Market RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.

LTI Grant Practices
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been held in February in each of the last five years. We do not have any program, plan, or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI awards as an essential component of annual compensation of our NEOs and, as a result, the Committee approves the target grant date value of these awards in connection with the benchmarking exercise that results in the approval of annual base salaries, target annual cash incentive (bonus) and target LTI award, with a review and approval of the structure and performance conditions occurring at the time of the issuance of an LTI award.
Evolution in Composition of Equity Awards
In furtherance of its goal to tie pay to performance and to ensure the long-term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long-term incentive equity awards that it grants. During the period from 2009 to 2020, the composition of equity awards granted has moved from stock options and time-vested RSUs to a mix that is 42% comprised of Market RSUs (which are conditioned upon required total shareholder return, relative to the SNL US Office REIT Index, 18% comprised of Performance RSUs (which are conditioned upon FFO performance over a three year period), and 40% comprised of time-based restricted stock. Since 2011, no stock options have been granted. Beginning in 2015, we increased the threshold for payout of the Market RSUs from the 25th percentile to 30th percentile; as a result, in the event that our three-year relative TSR performance is in the bottom quartile, no payout will occur for the Market RSUs. Beginning with the 2020 LTI awards, all newly-granted Market RSUs and Performance RSUs will settle in stock, rather than cash.
Restricted Stock
Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as performance-conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2020 vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. The restricted stock was granted under our 2019 Omnibus Incentive Stock Plan. Holders of restricted stock receive all regular and special dividends declared with respect to our common stock.

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Restricted Stock Units
Through December 2019, all awarded Restricted Stock Units have been cash-settled. Beginning in February 2020, the Compensation Committee determined that all newly-awarded RSUs would settle in stock. In each case, each RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock. For the RSUs awarded through December 2019, upon vesting the RSUs are settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. Those RSUs were granted under our 2005 Restricted Stock Unit Plan. Beginning with the awards granted in February 2020, the Market RSUs and Performance RSUs are settled in stock upon vesting, with the number of shares vested being determined by the performance conditions. Those RSUs were granted under our 2019 Omnibus Incentive Stock Plan.

Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65” (as described under “Compensation Discussion and Analysis -- Severance Policy, Retirement and Change in Control Agreements” on page 40). In the case of Market RSUs and Performance RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. In the case of service-conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived and the service-conditioned RSUs would be payable as of the date of retirement. The Compensation Committee has not adopted the Rule of 65 for restricted stock awards.

Stock Options
The Compensation Committee has not awarded options since 2011. No options remain outstanding. We do not expect to award options as part of our compensation program.

Other Compensation Items
LTI Awards Granted in 2018
At its meeting on February 1, 2021, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2018. The Market RSUs were subject to market performance goals relating to relative TSR and the Performance RSUs were subject to Company performance goals relating to FFO. With respect to the Market RSUs, the target TSR performance over the period from January 1, 2018 to December 31, 2020 (the “2018 LTI Performance Period”) was targeted at the 50th percentile relative to the companies in the SNL US Office REIT Index as of January 1, 2018 that remained publicly traded on an established exchange for the entire performance period (the “2018 LTI Peer Group”).

The Market RSUs performance was evaluated on a sliding scale, based on the Company’s TSR performance during the 2018 LTI Performance Period, relative to the TSR performance for that period by the 2018 LTI Peer Group. TSR below the 30th percentile of the 2018 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on February 1, 2021, the Compensation Committee determined that our TSR for the 2018 LTI Performance Period was at the 85th percentile relative to the companies in the 2018 LTI Peer Group, and that the mathematical interpolation resulted in 200% of these Market RSUs being payable.

In addition, at its meeting on April 22, 2019, the Compensation Committee determined to adjust the FFO Targets for the 2018 Performance RSUs to reflect the subsequent 1-for-4 reverse split in June 2019 and to equitably reflect the anticipated impact of the TIER Merger. Accordingly, the Compensation Committee approved adjustments to the FFO Targets previously approved for the 2018 Performance RSUs, such that the anticipated performance of the Company against the adjusted FFO Targets (post-Merger) would be neutral to the anticipated performance of the Company against the original FFO Targets if the Merger had not occurred.

With respect to the Performance RSUs, the adjusted target performance required that we achieve aggregate FFO for the three calendar years during the 2018 LTI Performance Period of $5.74 per common share (the “FFO Target”). This performance of the 2018 Performance RSUs was also evaluated on a sliding scale. If FFO per share were less than 60% of the FFO Target, then there would be no payout. If FFO per share were equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share were 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. At its meeting on February 1, 2021, the Compensation Committee determined that the aggregate FFO per share achieved for the 2018 LTI Performance Period was $2.25, which corresponded to 109% of the target and which resulted in an interpolated payout at 122.5% of target for this component. Consistent with determinations previously approved by the Committee, the calculation of the FFO performance reflected adjustments approved by the Committee for the FFO component of the annual incentive compensation goals for 2018, 2019 and 2020.

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Taken together, payout for the Market RSUs and Performance RSUs was 177% of target, as reflected in the following chart:
Because the payout for the 2018 Market RSUs and Performance RSUs occurred in 2021, these awards will be reflected in the Stock Vested table in the 2022 proxy statement.
BENEFITS AND PERQUISITES
We provide health, dental, life, vision and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We contribute to individual health savings accounts for all employees who successfully complete wellness initiatives, with the amount of the Company contribution tied to the level of initiatives completed in a given year. We maintain a 401(k) retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. In 2020, for each employee, including our NEOs, we provided an automatic contribution to the Retirement Savings Plan equal to 3% of eligible compensation, subject to statutory limits. We expect this program to continue in the future.

We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.

In 2020, we did not provide any perquisites to our NEOs above the reporting threshold.

Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”
INCENTIVE-BASED COMPENSATION RECOUPMENT OR “CLAWBACK” POLICY
Our Board has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer”
and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
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Stock Ownership Guidelines and Stock Holding Period
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary. In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $180,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 26, 2021, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable), as shown below:

Executive Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Cash Retainer	In Compliance?
CEO	4X	Yes
President (if not also CEO)	3X	Yes
Executive Vice Presidents	2X	Yes
Senior Vice Presidents	1X	Yes
Non-Employee Directors	3X	Yes
The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chair of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:
•shares purchased on the open market;
•shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly, unless beneficial ownership is disclaimed by the executive officer or Director;
•restricted stock and RSUs received pursuant to our LTI plans, whether performance or service-based and whether or not vested; and
•shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement, unless beneficial ownership is disclaimed by the executive officer or Director.

Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans for a period of 24 months following vesting.

Severance Policy, Retirement and Change in Control Agreements
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four. The calculation of the severance benefit payable to an employee, and the terms and conditions of the severance plan, are subject to change from time to time.
Equity Plans
The 2009 Incentive Stock Plan (as amended the “2009 Stock Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) governed grants made through April 21, 2019. The 2019 Omnibus Incentive Stock Plan (the “2019 Stock Plan”) governs grants of restricted stock and RSUs made after April 21, 2019. The 2009 Stock Plan, RSU Plan and the 2019 Stock Plan (collectively, the “Equity Plans”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the Equity Plans, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated without “cause” or resigns for “good reason” within two years following a “change in control” (each as described below).

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With respect to Market RSUs and Performance RSUs, if accelerated vesting occurs in connection with a qualifying termination following of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the Equity Plans on the same terms as our other key employees. The Compensation Committee believes that the “double-trigger” accelerated vesting of outstanding equity awards in connection with a qualifying termination following a change in control is a customary and reasonable component of an equity incentive program.

In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and service-conditioned RSUs, but not Market RSUs or Performance RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to Market RSUs and Performance RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards.

Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his or her employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007 for those employees who were executive officers at that time. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.

Each of our NEOs is party to a Change in Control Agreement that includes a “net best” provision instead of a tax gross-up provision. Our Change in Control Agreements also include non-competition clauses that prohibit the NEO (without the prior written consent of the Company) to compete with the “Company’s Business” within a 15 mile radius of any of the Company’s projects for two years following termination of the NEO’s employment following a change in control, with the definition of Company’s Business being those activities related to commercial office properties.

Severance and benefits under each of the Change in Control Agreements is subject to a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his or her severance benefit.

Tax Implications of Executive Compensation
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Prior to December 22, 2017, under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), a publicly-held corporation was not permitted to deduct compensation of more than $1 million paid to any “covered employee.” The recently enacted act to provide for reconciliation pursuant to Titles II and IV of the concurrent resolution on the budget for fiscal year 2018, commonly known as the “Tax Cuts and Job Act,” eliminated the previous limited exceptions which permitted deductions for certain performance-based compensation above the $1 million limit, unless such compensation qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. Under final Section 162(m) regulations issued in December 2020, our executive compensation paid by our operating partnership or its subsidiaries after December 18, 2020 is subject to limitation. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

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Because we qualify as a REIT under the Code and generally distribute 100% of our net taxable income (excluding any net capital gain) each year, we do not pay federal income tax. Accordingly, and based on the level of cash compensation paid to our executive officers as a result of their services performed on behalf of our operating partnership, the recently enacted amendment to Section 162(m) that eliminates the exception to the limitation on the federal tax deduction does not have a material impact on us.

Assessment of Compensation-Related Risks
The Compensation Committee is responsible for overseeing the risks relating to the compensation policies and practices affecting our executive officers on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:
•our policies and programs are generally intended to encourage executives to focus on long-term objectives;
•overall compensation is maintained at levels that are competitive with the market;
•the mix of compensation rewards long-term performance with a significant at-risk component;
•annual cash bonuses for executives are linked to performance against goals in multiple categories, with specific weightings, and each executive has target and maximum bonus opportunities;
•except for those employees who satisfy the conditions of the Rule of 65, all equity awards are subject to multi-year vesting;
•executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and
•a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

Committee Report on Compensation
The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based, and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2021 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING AND GOVERNANCE COMMITTEE

R. Kent Griffin, Jr., Chair Charles T. Cannada Lillian C. Giornelli Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.
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SUMMARY COMPENSATION TABLE FOR 2020
The following table sets forth information concerning total compensation for our NEOs for 2020, 2019 and 2018.

	Year	Salary	Stock Awards (1)	Non-equity Incentive plan compensation (2)	All other compensation (3)	Total
M. Colin Connolly	2020	$700,000	$2,403,537	$773,500	$30,583	$3,907,620
President and	2019	$600,000	$1,644,645	$1,083,420	$32,274	$3,360,339
Chief Executive Officer	2018	$430,000	$906,610	$411,360	$33,044	$1,781,014
Gregg D. Adzema	2020	$475,000	$1,014,794	$403,750	$30,583	$1,924,127
Executive Vice President and	2019	$450,000	$1,436,788	$625,050	$32,274	$2,544,112
Chief Financial Officer	2018	$430,000	$879,135	$411,360	$33,444	$1,753,939
Pamela F. Roper	2020	$366,000	$507,414	$295,545	$30,383	$1,199,342
Executive Vice President	2019	$355,137	$858,187	$468,621	$32,224	$1,714,169
General Counsel and Corporate Secretary	2018	$344,793	$521,989	$329,846	$32,244	$1,228,872
Richard G. Hickson IV (4)	2020	$412,000	$400,602	$315,180	$30,583	$1,158,365
Executive Vice President – Operations	2019	$400,000	$696,332	$472,260	$32,024	$1,600,616
John S. McColl	2020	$394,000	$400,602	$284,665	$29,933	$1,109,200
Executive Vice President – Development	2019	$382,454	$678,098	$451,544	$32,274	$1,544,370
	2018	$371,315	$329,670	$317,827	$33,194	$1,052,006
(1)This column reflects the aggregate grant date fair value of restricted stock awards, Market RSUs, and Performance RSUs and service-conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”).

For 2018 and 2019, the grant date fair value of restricted stock awards is the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. The grant date fair value of the Performance RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the Market RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, with such valuation being performed as of the grant date. The grant date fair value of the service conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. Information about the assumptions used to value these awards can be found in Note 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2020, the grant date fair value of the restricted stock awards and the Performance RSUs reflects the closing stock price on the grant date of February 3, 2020 ($41.37). The grant date fair value of the Market RSUs granted February 3, 2020 reflects the fair market value per RSU determined using a Monte Carlo valuation ($48.09). Assuming the highest level of performance conditions are achieved for the Market RSUs and Performance RSUs, resulting in 200% of those target RSUs being issued, the grant date values of all stock awards for 2020 would be as follows: Mr. Connolly — $3,907,069; Mr. Adzema — $1,649,604; Ms. Roper — $824,816; Mr. Hickson — $651,197; and Mr. McColl – $651,197.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date.

For 2018 and 2019, the actual amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend upon the 30-day trailing average stock price on the last day of the performance period and our performance relative to the conditions. The actual amount ultimately realized by the NEO, if any, from a grant of service- conditioned RSUs will depend upon the 30- day trailing average stock price on the vesting date.

For 2020, the amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend on the satisfaction of the market or performance conditions and the value of our stock on the settlement date.

(2)Except as noted below, these amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2020 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.

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(3)The components of All Other Compensation for 2020 are as set forth below. In 2020, we did not provide any perquisites to our NEOs above the reporting threshold.

	Retirement Savings Plan Contribution (A)	Insurance Premiums (B)	Total All Other Compensation
M. Colin Connolly	$8,550	$22,033	$30,583
Gregg D. Adzema	$8,550	$22,033	$30,583
Pamela F. Roper	$8,550	$21,833	$30,383
Richard G. Hickson IV	$8,550	$22,033	$30,583
John S. McColl	$8,550	$21,383	$29,933
a.We maintain a Retirement Savings Plan for the benefit of all eligible employees. Beginning on January 1, 2019, the Company ceased its prior 3% “matching” program and commenced an automatic Company contribution to the plan equal to 3% of eligible compensation, subject to a maximum contribution of $8,550 in 2020. The automatic contributions were made for all employees, including our NEOs. Company automatic contributions vest in full after an employee has completed two years of service; thereafter all Company contributions are fully vested. Vested benefits are generally paid to participants upon retirement but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.
b.This column reflects the portion of health, dental, life, disability and accidental death insurance premiums paid by the Company on behalf of the NEOs, together with the cost of the employee assistance/wellness program to which the Company subscribes and the health savings account contributions made by the Company. All active employees regularly scheduled to work 24 hours or more per week are eligible to participate in the Company benefit plans. We contribute to health savings accounts for the benefit of all eligible employees, which are personal savings accounts funded with pre-tax dollars and used to pay for eligible health care expenses not covered by insurance. The Company contributes annually into an employee’s health savings account based upon the successful completion of wellness initiatives by the employee, subject to a maximum contribution of $750 in 2020. The contributions are available for all benefit-eligible employees, including our NEOs.
(4)In accordance with SEC rules, because Mr. Hickson first became an executive officer in 2019, only his 2019 and 2020 compensation is included in the table.
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GRANTS OF PLAN-BASED AWARDS IN 2020
The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2020.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (in units) (#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
M. Colin Connolly
Annual Incentive Award (1)		$910,000	$1,365,000
Market RSUs (TSR) (2)	02/03/2020			7,995	22,843	45,686		$1,098,520
Performance RSUs (FFO) (2)	02/03/2020			245	9,790	19,580		$405,012
Restricted Stock (3)	02/03/2020						21,755	$900,005
Gregg D. Adzema
Annual Incentive Award (1)		$475,000	$712,500
Market RSUs (TSR) (2)	02/03/2020			3,376	9,645	19,290		$463,828
Performance RSUs (FFO) (2)	02/03/2020			103	4,133	8,266		$170,982
Restricted Stock (3)	02/03/2020						9,185	$379,984
Pamela F. Roper
Annual Incentive Award (1)		$347,700	$521,550
Market RSUs (TSR) (2)	02/03/2020			1,688	4,822	9,644		$231,890
Performance RSUs (FFO) (2)	02/03/2020			52	2,067	4,134		$85,512
Restricted Stock (3)	02/03/2020						4,593	$190,012
Richard G. Hickson IV
Annual Incentive Award (1)		$370,800	$556,200
Market RSUs (TSR) (2)	02/03/2020			1,332	3,807	7,614		$183,079
Performance RSUs (FFO) (2)	02/03/2020			41	1,632	3,264		$67,516
Restricted Stock (3)	02/03/2020						3,626	$150,007
John S. McColl
Annual Incentive Award (1)		$334,900	$502,350
Market RSUs (TSR) (2)	02/03/2020			1,332	3,807	7,614		$183,079
Performance RSUs (FFO) (2)	02/03/2020			41	1,632	3,264		$67,516
Restricted Stock (3)	02/03/2020						3,626	$150,007
(1)These amounts reflect target annual incentive cash amounts for 2020 as set by the Compensation Committee. In accordance with the Compensation Committee’s policies, there is no threshold amount set for this award. The maximum payout cannot exceed 150% of target.
(2)These rows show the potential number of RSUs that would vest pursuant to the Market RSUs and Performance RSUs at the end of the applicable three-year performance period if the threshold, target or maximum market or performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2020 LTI Awards” for a description of the performance parameters for these Market RSUs and Performance RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that the threshold listed for Market RSUs reflects the resulting payout if the minimum performance threshold of 30th percentile is satisfied (35% payout), and the threshold listed for Performance RSUs reflects the resulting payout if the minimum performance threshold of greater than 60% of FFO target is satisfied (2.5% payout).
(3)This row represents shares of restricted stock granted in 2020 under our Stock Plan. The restricted stock granted February 3, 2020 as part of the 2020 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.
(4)This column reflects the aggregate grant date fair value of restricted stock awards, Market RSUs, and Performance RSUs granted during 2020, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards and the Performance RSUs reflects the closing stock price on the date of grant of February 3, 2020 ($41.37). The grant date fair value of the Market RSUs reflects the fair market value per RSU determined using a Monte Carlo valuation ($48.09). Information about the assumptions used to value these awards can be found in Note 16 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date. The amount ultimately realized by the NEO, if any, from a grant of Market RSUs or Performance RSUs will depend on the satisfaction of the market or performance conditions and the value of stock on the settlement date.
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OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2020.

	Stock Awards[1]
	Number of Shares or Units of Stock that Have Not Vested (2)(3)	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (5)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (6)
M. Colin Connolly	64,590	$2,163,780	57,886	$1,939,164
Gregg D. Adzema	57,780	$1,935,640	28,930	$969,138
Pamela F. Roper	34,751	$1,164,146	14,886	$498,673
Richard G. Hickson IV	19,507	$653,485	10,911	$365,502
John S. McColl	25,650	$859,260	10,911	$365,502
(1)See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. All options are fully-vested and exercisable, prior to the applicable date of expiration.
(2)Included in this number are Market RSUs and Performance RSUs granted on February 5, 2018, as adjusted in connection with the subsequent 1-for-4 reverse split in June 2019. These awards had a performance evaluation date and vesting date of December 31, 2020 with a settlement date of February 12, 2021. The Market RSUs and the Performance RSUs each surpassed the threshold. Therefore, as of December 31, 2020, the Market RSUs and Performance RSUs had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 177%, which is reflected in the number of shares above. They settled on February 12, 2021, based on the 30 day average of our closing stock price as December 31, 2020 ($34.03). The number of shares and the amount earned by each NEO upon vesting, with the amount earned including dividend equivalent units, as it relates to these shares is as follows:

	Number of TSR-based RSUs	Number of FFO-based RSUs	Amount Earned Upon Vesting
M. Colin Connolly	22,479	5,901	$965,889
Gregg D. Adzema	21,798	5,722	$936,614
Pamela F. Roper	12,942	3,397	$556,116
Richard G. Hickson IV	3,542	930	$152,204
John S. McColl	8,174	2,146	$351,224

(3)Included in this number are service-conditioned RSUs granted to Ms. Roper and Messrs. Adzema, Hickson and McColl on December 19, 2019. Subject to satisfaction of the service condition by each NEO, these 2019 service-conditioned RSUs will vest on February 3, 2023, based on the 30 day average of our closing stock price on that date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. DEUs that may apply to these service-conditioned RSUs are not included.
(4)Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2020 ($33.50).
(5)Represents Market RSUs and Performance RSUs granted in 2019 and 2020, assuming that the target performance goals will be achieved for the awards granted in 2019 and 2020. The performance period for these awards is incomplete and actual performance may vary. See Note 16 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.
(6)Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2020 ($33.50). DEUs that may apply to these Market RSUs and Performance RSUs are not included.
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STOCK VESTED IN 2020
The following tables set forth information concerning the amounts realized in 2020 upon the vesting of restricted stock and RSUs. No options were held or exercised by any of our NEOs in 2020.

	Stock Awards
	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
M. Colin Connolly	44,199	$1,807,763
Gregg D. Adzema	43,055	$1,759,416
Pamela F. Roper	26,742	$1,094,361
Richard G. Hickson IV	5,580	$224,516
John S. McColl	21,726	$889,856
(1)The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
M. Colin Connolly	11,613	32,586
Gregg D. Adzema	9,370	33,685
Pamela F. Roper	5,221	21,521
Richard G. Hickson IV	2,170	3,410
John S. McColl	3,578	18,148
(a)RSUs awarded prior to 2020 are paid in cash at vesting. The Market RSUs and Performance RSUs met the criteria for an average weighted payout of 176%, which is reflected in the number of shares above. The number of shares and the amount earned by each NEO upon vesting includes dividend equivalent units. Also included in these awards are service based RSUs settled in 2020 as follows: Mr. Connolly — $467,302; Mr. Adzema — $481,317; Ms. Roper — $386,242; John McColl — $372,165.

(2)The value shown includes amounts based on the trailing 30-day average closing market price of our common stock of $40.40 for the RSUs that vested on December 31, 2019 but were settled in February 2020 after the Compensation Committee confirmed performance. The value shown also includes dividend equivalents for these RSUs. The value shown also includes amounts based on the trailing 30-day average closing market price of our common stock of $41.10 on February 6, 2020, the vesting date of the service-based RSUs for Messrs. Connolly, Adzema and McColl and Ms. Roper. Finally, the value shown also includes amounts based on the closing market price of our common stock of $41.48, $41.38, and $41.29 for the restricted shares that vested on February 4, 2020, February 5, 2020, and February 6, 2020, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.
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POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Adzema, Hickson and McColl and Ms. Roper, we have agreed to pay an amount equal to 2.00 times the sum of his or her annual base salary plus his or her average cash bonus. For Mr. Connolly, we have agreed to pay an amount equal to 3.00 times the sum of his annual base salary plus his average cash bonus.

For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2020 (prior to the vesting of the 2018 Market RSUs or the 2018 Performance RSUs). The annual base salary is the salary in effect for 2020 and the average bonus is based on the annual cash incentive awards actually paid in 2018, 2019, and 2020 (such annual cash incentive awards relate to the performance during the prior calendar year).

The terms of each Change in Control Agreement are substantially identical and are summarized as follows:

Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan, or by reimbursing the premiums paid by the NEO for outside coverage.

Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:
•A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of Directors of the outstanding securities of the Company, subject to certain exceptions;
•A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);
•Stockholders approve our dissolution or liquidation;
•The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or
•In certain situations, a consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity.

Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.

Good Reason - The Change in Control Agreement defines “good reason” generally to mean:
•a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;
•a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);
•a transfer of the NEO’s primary work site more than 35 miles from the then current site; or
•failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options, and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release - In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his or her severance benefit.

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•The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers, or sellers that he or she had contact with during the preceding three years while employed, and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.
•The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - None of our NEOs are entitled to a gross-up payment pursuant to the Change in Control Agreements that they have entered into with us, but their agreements do have a “best net” provision that reduces payment to the applicable NEO if excise taxes would otherwise be triggered, to the extent that such a reduction results in a greater after-tax amount for the NEO.

The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2020 (prior to the vesting of the 2018 Market RSUs or the 2018 Performance RSUs). The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four.

	Cash (1)	Accelerated Vesting of Restricted Stock and Service RSUs (2)	Accelerated Vesting of Market RSUs and Performance RSUs (3)	Health and Welfare Benefits	Total (4)
M. Colin Connolly
•Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	–	–	–	–	–
•Involuntary or good reason termination following change in control	$4,073,794	$1,213,069	$2,426,313	$42,010	$7,755,186
•Death	–	$1,213,069	$2,426,313	–	$3,639,382
Gregg D. Adzema
•Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	–	–	–	–	–
•Involuntary or good reason termination following change in control	$1,969,863	$1,013,744	$1,441,522	$42,010	$4,467,139
•Death	–	$1,013,744	$1,441,522	–	$2,455,266
Pamela F. Roper
•Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	–	–	–	–	–
•Involuntary or good reason termination following change in control	$1,528,262	$616,769	$779,151	$41,610	$2,965,792
•Death	–	$616,769	$779,151	–	$1,395,920

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	Cash (1)	Accelerated Vesting of Restricted Stock and Service RSUs (2)	Accelerated Vesting of Market RSUs and Performance RSUs (3)	Health and Welfare Benefits	Total (4)
Richard G. Hickson IV
•Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	–	–	–	–	–
•Involuntary or good reason termination following change in control	$1,368,840	$503,673	$442,267	$42,010	$2,356,790
•Death	–	$536,067	$490,842	–	$1,026,909
John S. McColl
•Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	–	–	–	–	–
•Involuntary or good reason termination following change in control	$1,555,247	$513,555	$542,641	$40,710	$2,652,153
•Death	–	$513,555	$542,641	–	$1,056,196
(1)Represents cash payments pursuant to Change in Control Agreement.
(2)These amounts represent the value of unvested restricted shares and the unvested service-based RSUs as of December 31, 2020. The amounts were calculated by multiplying the number of unvested restricted shares and service-based RSUs at year-end by the closing stock price on December 31, 2020 ($33.50). These unvested service-based RSUs are comprised of the grants made on the grants made on December 19, 2019 to Ms. Roper and Messrs. Adzema, Hickson, and McColl, which will vest on February 3, 2023.
(3)These amounts represent the value of unvested Market RSUs and Performance RSUs as of December 31, 2020. These Market RSUs and Performance RSUs were granted in 2020, 2019, and 2018 and vest at the target award level upon a change in control. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2020 ($33.50). DEUs that may apply to these Market RSUs and Performance RSUs are not included.
(4)None of the NEOs are entitled to a gross-up payment pursuant to their Change in Control Agreements, but they do have the benefit of “best net” provisions. The calculations above do not take into account any initial excise tax applicable to any executive as a result of application of 280(G), or whether the “best net” provision would result in a reduction of an executive’s cash severance.
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CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the total annual compensation of our median employee and our CEO, we took the following steps:
1.We determined that, as of December 31, 2020, our employee population consisted of 316 individuals with all of these individuals located in the United States. This population consisted of our full-time employees; we had no part-time or temporary employees nor any independent contractors on December 31, 2020.
2.To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. In making this determination, we annualized the compensation of 44 full-time employees who were hired in 2020 but did not work for us for the entire fiscal year.
3.We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost- of-living adjustments in identifying the “median employee.”
4.Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $110,221. The difference between such employee’s salary and wages and the employee’s annual total compensation represents the value of such employee’s health care and welfare benefits (estimated for the employee and such employee’s eligible dependents at
$23,321), the Company’s automatic contribution to the employee’s 401(k), and the value of annual incentive cash award (bonus) to such employee for the 2020 performance period.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2020 Summary Compensation Table included on page 43 of this Proxy Statement.

For 2020, our last completed fiscal year, the annual total compensation of the median employee of our company (taking into account all employees other than our CEO, pursuant to the methodology described above), the annual total compensation of our CEO (as reported in the Summary Compensation Table), and the resulting ratio is as set forth below.

CEO: Median Employee Pay Ratio
CEO Annual Total Compensation	$3,907,620
Median Employee Annual Total Compensation	$110,221
Pay Ratio	35:1
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a meaningful basis for comparison between companies.
DIRECTOR COMPENSATION
Our non-employee director compensation is intended to attract, retain and appropriately compensate highly qualified individuals to serve on our Board of Directors. The compensation for our non-employee directors is determined by our Board, after recommendation by the Compensation Committee, and it is reviewed periodically as appropriate. These reviews include the engagement of the Compensation Committee’s compensation consultant, FPL Associates (“FPL”) to evaluate and provide counsel regarding the following: (1) review of compensation objectives; (2) analysis of trends in compensation in the marketplace generally and among our peers specifically; (3) comparison of our director pay practices to those of peers; and (4) recommendation of the components and amounts of compensation for our directors.

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our CEO, who is also a director, receives no additional compensation for his service on the Board.

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In April 2020, the Compensation Committee engaged FPL to review and provide counsel as outlined above. However, in light of the uncertainties then surrounding the COVID-19 pandemic, and the potential impact thereof on the Company and its employees, customers and communities, the Compensation Committee and the full Board determined not to adjust compensation from the structure first adopted in April 2017.

Pursuant to this compensation structure, each non-employee Director is paid an annual cash retainer of $60,000, with such retainer continuing to be paid on or about May 31st of each year. The Chair of the Compensation, Succession, Nominating and Governance Committee receives an additional annual cash retainer of $12,000, and the Chair of the Audit Committee receives an additional cash retainer of $17,500, in each case for their service as chairs of these committees. We also provide an annual cash retainer of $50,000 for the non-executive Chair of the Board. The approved program continues to provide the option to our Directors to elect to receive all or a portion of the cash retainers in stock, at a value equal to 95% of the market price on the issuance date.

Additionally, as of May 31st of each year, each non-employee Director is granted a number of shares of common stock under the Stock Plan with a value of $90,000, based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.

For any director joining the Board or assuming a chair role between annual meetings, the foregoing compensation is prorated. Mr. Griffin assumed the role of Chair of the Compensation Committee in November 2020. Prorated chair fees for this role were paid to him in February 2021.

We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2020, we did not provide any perquisites to our Directors above the reporting threshold.

We do not pay directors any meeting fees.

2020 Compensation of Directors
The following table shows the amounts paid to our non-employee Directors in 2020.

	Fees Earned Paid in Cash or Stock (1)	Stock Awards (2)(3)	Total
Charles T. Cannada	$60,000	$93,162	$153,162
Robert M. Chapman	$122,000	$96,432	$218,432
Scott W. Fordham	$60,000	$90,000	$150,000
Lillian C. Giornelli	$60,000	$91,580	$151,580
R. Kent Griffin, Jr. (4)	$60,000	$93,162	$153,162
Donna W. Hyland	$77,500	$94,086	$171,586
R. Dary Stone	$60,000	$93,162	$153,162

(1)Our 2019 Stock Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2019 Stock Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2020, Mmes. Giornelli and Hyland and Messrs. Cannada, Chapman, and Stone elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli - 1,013; Ms. Hyland - 2,619; Mr. Cannada - 2,027; Mr. Chapman - 4,123; Mr. Griffin - 2,027; and Mr. Stone - 2,027.
(2)On May 31, 2020, each of Mmes. Giornelli and Hyland and Messrs. Cannada, Chapman, Fordham, Griffin and Stone was granted 2,889 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($31.15).
(3)These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli - $1,580; Ms. Hyland - $4,086; Mr. Cannada - $3,162; Mr. Chapman - $6,432; Mr. Griffin - $3,162; and Mr. Stone - $3,162.
(4)On February 10, 2021, Mr. Griffin received an additional grant of our common stock in lieu of $6,000 of cash fees otherwise payable for service as Chair of the Compensation Committee, beginning in November 2020. Under the Stock Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date ($32.62). In lieu of the $6,000, Mr. Griffin received 185 shares of common stock with a grant date value of $6,283 including $283 of incremental value of the 5% discount.
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COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is market-based or performance-based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

✓
We use multiple performance goals under our incentive compensation plans, such as FFO, net operating income increases, leasing volume, and net effective rent of leasing activity, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance.

✓
We establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions. We also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allows our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals.

✓
We maintain a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year.

✓
We maintain a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award.

✓
We have both time-vested, full-value equity awards, such as restricted stock, as well as market-based or performance-based awards, such as Market RSUs and Performance RSUs and the cash service-conditioned incentive awards, so as to both encourage the growth of the Company's stock price and to recognize that time-vested, full-value equity awards retain value even in a depressed market, so that executives are less likely to take unreasonable risks to get, or keep, options in-the- money or to achieve market or performance conditions.

✓
We use long-term equity awards that vest over three years and condition a significant portion of such awards upon satisfaction of market or performance goals, ensuring that our executives' interests align with those of our stockholders over the long term.

✓
Commencing with our February 2020 equity awards, the Market RSUs and Performance RSUs will vest in stock, rather than cash, further ensuring that our executives' interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of Mmes. Giornelli and Hyland and Messrs. Cannada and Griffin. For the period through November 2020, Mr. Chapman was also a member of our Compensation Committee. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement.
EQUITY COMPENSATION PLAN INFORMATION
The 2009 Incentive Stock Plan (as amended the “2009 Stock Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) governed grants made through April 21, 2019. The 2019 Omnibus Incentive Stock Plan (the “2019 Stock Plan”) governs grants of restricted stock and RSUs made after April 21, 2019. The table below provides details of our 2019 Omnibus Incentive Stock Plan as of February 26, 2021. There were no options outstanding under the plan as of February 26, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	665,884	—	3,047,086
Equity compensation plans not approved by the security holders	—	—	—
Total	665,884	—	3,047,086
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PROPOSAL 2
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and as required under Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2020 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:
•To provide overall compensation that is designed to attract and retain talented executives;
•To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and
•To provide a meaningful portion of total compensation via equity-based awards, including awards that are contingent upon future performance.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board and will not create or imply any change to or any additional fiduciary duties of the Board.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of executive compensation.
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PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche, LLP (“Deloitte”), our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2021 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by our stockholders.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Summary of Fees to Independent Registered Public Accounting Firm
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2020 and 2019. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2020 and 2019 by Deloitte were as follows:

	2020	2019
Audit and Audit-related Fees
Audit fees - recurring	$748,525	$712,895
Audit-related fees (a)	$71,295	$118,200
Audit fees - non-recurring related to TIER Merger (b)	$26,000	$372,500
Audit fees - non-recurring unrelated to TIER Merger (c)	$7,500	$153,500
Total Audit and Audit-related Fees	$853,320	$1,357,095
Tax Fees
Tax compliance unrelated to TIER Merger (d)	$494,125	$413,481
Tax consulting unrelated to TIER Merger (e)	$192,792	$191,947
Tax fees – non-recurring related to TIER Merger (f)	$76,428	$773,952
Tax fees – non-recurring unrelated to TIER Merger (g)	$167,972	$77,881
Total Tax Fees	$931,317	$1,457,261
Other Fees	$ —	$ —
a.Includes fees paid for audits required by lenders, joint ventures and tenants.
b.Includes fees related to the audit of the Merger with TIER REIT, Inc., including purchase price allocation procedures and the review of any required SEC filings related to Merger
c.Includes fees related to other significant transactions, including security registration procedures and the review of any required SEC filings related to these transactions.
d.Includes general tax advice services, but excludes tax compliance and consulting fees related to the Merger. In 2020, included fees for outsourced compliance work, following an internal staff reduction.
e.Includes fees for tax consultations related to routine transactions.
f.In 2020, included fees for the tax advice services provided in connection with the Merger.
g.Includes fees for non-routine transactions, such as services provided in connection with the Norfolk Southern transaction, registration statements and certain aquisitions and dispositions.

COUSINS 2021 PROXY STATEMENT    55

Audit Fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures (including reviews of the purchase price allocation of acquisitions and dispositions) to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, and services that generally only the independent registered public accounting firm reasonably can provide, such as services associated with filing registration statements, periodic reports, and other filings with the SEC.
Audit-Related Fees - These are fees for assurance and related services that traditionally are performed by independent registered public accounting firms, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, non-recurring agreed-upon procedures, and other professional fees associated with transactional activity.
Tax Fees - These are fees for all professional services performed by professional staff in our independent registered public accounting firm’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance filings, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax notices, audits, and appeals before the Internal Revenue Service and similar state and local agencies.
All Other Fees - These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

As noted in footnotes (a) and (g) above, a significant portion of the audit and tax compliance and consulting fees for 2020 were incurred in connection with the Merger or were otherwise non-recurring. Excluding those fees, the percentage of the total fees paid to our independent registered public accounting firm in 2020 for audit, audit-related and tax compliance and consulting services is generally consistent with the percentage in 2019.
As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided, and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2020 or 2019. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.
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REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousins.com.

Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2020 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.

The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and other PCAOB standards, rules of the SEC, and other applicable regulations related to the 2020 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting for 2020.

The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Donna W. Hyland, Chair Charles T. Cannada Lillian C. Giornelli
R. Kent Griffin, Jr.
R. Dary Stone

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.
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CERTAIN TRANSACTIONS
In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.

At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director, or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.

The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons, including any transaction that would require disclosure under Item 404(a) of Regulation S-K, and makes recommendations to the Board regarding the independence of each Board member.

If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval, or ratification of the transaction. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures. There were no related-party transactions since January 1, 2020 that would require disclosure under Item 404(a) of Regulation S-K.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors, and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the Directors and executive officers, we believe that all Directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2020.
FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2020, including audited financial statements, are available on our website, www.cousins.com, or through the website www.proxyvote.com.
STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2022 Annual Meeting must be received by us by November 17, 2021, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2022 Annual Meeting is held on a date that is earlier than March 27, 2022 or later than May 27, 2022, then a stockholder proposal submitted for inclusion in our proxy statement for the 2022 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2022 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit director nominations and stockholder proposals outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the nomination or proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the nomination or proposal no earlier than December 28, 2021, and no later than January 28, 2022; provided, however, that if and only if the annual meeting is not

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scheduled to be held within a period that commences March 27, 2022 and ends May 27, 2022, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder nomination and proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
EXPENSES OF SOLICITATION
We will bear the cost of proxy solicitation. We have retained Okapi Partners LLC to assist in the solicitation of proxies for the 2021 Annual Meeting at a fee of approximately $5,000, plus associated costs and expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our proxy solicitor, Okapi Partners LLC. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.
INFORMATION ABOUT VOTING AND THE MEETING
SHARES OUTSTANDING
Stockholders owning Cousins Properties common stock at the close of business on February 26, 2021 (the record date) may vote at the 2021 Annual Meeting and any postponements or adjournments of the meeting. As of the Record Date 151,239,770 shares of Cousins Properties common stock were outstanding. Each share is entitle to one vote on each matter considered at the meeting.
ATTENDANCE AT THE MEETING
This year’s Annual Meeting will be a virtual meeting of the stockholders conducted via live webcast. The meeting will be followed by management remarks and a question and answer session. All shareholders of record on February 26, 2021 are invited to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

To attend the meeting please visit www.virtualshareholdermeeting.com/CUZ2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice or in your proxy card. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.

Only shareholders with a valid control number will be allowed to ask questions. Questions relevant to meeting matters will be taken live via phone and answered during the meeting as time allows, to emulate an in-person question and answer session.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.

If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, www.cousins.com/investors, including information on when the meeting will be reconvened.

Please note that participation in the meeting may limited due to the capacity of the host platform, in which case access to the meeting will be accepted on a first-come, first-served basis. If you cannot attend the meeting or if you are not a shareholder of record, you can still listen to the meeting which will be webcast and available on our Investor Relations website. Electronic entry to the meeting will begin at 11:00 a.m. and the meeting will begin promptly at 11:30 a.m. Eastern Time.

COUSINS 2021 PROXY STATEMENT    59

VOTING
How to Vote. Stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.
•To vote over the internet, go to at www.proxyvote.com, and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•To vote by telephone, registered stockholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
◦By Internet: www.proxyvote.com
◦By Telephone: 1-800-579-1639
◦By E-Mail: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line)
•During the Annual Meeting: log into the virtual Annual meeting website at www.virtualshareholdermeeting.com/CUZ2021 and following the instructions provided on the website.

If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank or other holder of record. Beneficial owners may also attend and vote online during the Annual meeting. We encourage you to vote your proxy by Internet, telephone or mail prior to the meeting, even if you plan to attend the virtual annual meeting.

To facilitate timely delivery, request the materials on or before April 13, 2021.

Deadline for Voting. The deadline for voting by telephone or electronically is 11:59 p.m. Eastern Time, on April 26, 2021. If you attend the virtual meeting, you may vote your shares at the meeting.

Proxies Submitted but not Voted. If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the ratification of the appointment of the independent registered public accountants, and FOR the advisory vote on executive compensation.

Revocation of Proxies. You may revoke your proxy and change your vote at any time before the close of balloting at the Annual Meeting by submitting a written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote), or by voting in at the virtual Annual Meeting.

Confirmation of Voting. From April 12, 2021 through June 27, 2021, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the 16 digit number (located on your notice or proxy card). If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

Broker Voting. Under New York Stock Exchange Rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of Directors, the advisory vote on executive compensation, and the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors, the advisory vote on executive compensation, and the shareholder proposals.

Results of Voting. We will file results with the Securities and Exchange Commission as required by applicable rules.
COUSINS 2021 PROXY STATEMENT    60

STOCK OWNERSHIP
Based on a review of filings with the Securities and Exchange Commission (the “SEC”), the Company has determined that the following persons hold more than 5% of the outstanding shares of Cousins Properties common stock.

Name and Address of Beneficial Owner	Shares	Percent of Class[1]
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,710,016[2]	13.94%
Blackrock, Inc. 55 East 52ND Street New York, NY 10055	19,950,607[3]	13.4%
Principal Real Estate Investors, LLC 100 Vanguard Blvd. Malvern, PA 19355	8,445,932[4]	5.69%
To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

1.The percent of class for each listed beneficial owners is as of December 31, 2021, and as calculated in the respective owners’ filings with the SEC.
2.According to filings with the SEC, Vanguard has sole voting power with respect to no shares, shared voting power with respect to 427,393 shares, sole dispositive power with respect to 20,162,086 shares, and shared dispositive power with respect to 547,930 shares.
3.According to filings with the SEC, Blackrock has sole voting power with respect to 19,028,098 shares, shared voting power with respect to no shares, sole dispositive power with respect to 19,950,607 shares, and shared dispositive power with respect to no shares.
4.According to filings with the SEC, Principal has sole voting power with respect to no shares, shared voting power with respect to 8,445,932.27 shares, sole dispositive power with respect to no shares, and shared dispositive power with respect to 8,445,932 shares.

COUSINS 2021 PROXY STATEMENT    61

The following table shows the amount of Cousins common stock beneficially owned (unless otherwise indicated) by current Directors, nominees and NEOs and by Directors, nominees and executive officers as a group. All information is as of February 26, 2021.

	Shares (1)	Restricted Stock (2)	Percent of Class (3)
Directors, Nominees for Director and Named Executive Officers
Gregg D. Adzema	48,582	24,834	*
Charles T. Cannada	35,690(4)		*
Robert M. Chapman	27,117		*
M. Colin Connolly	39,002	53,909	*
Scott W. Fordham	237,929(5)		*
Lillian C. Giornelli	141,646(6)		*
R. Kent Griffin, Jr.	36,515		*
Richard G. Hickson IV	9,998	9,823	*
Donna W. Hyland	28,450		*
John S. McColl	39,314(7)	9,471	*
Pamela F. Roper	19,560(8)	10,983	*
R. Dary Stone	48,305		*
Total for all Directors and executive officers as a group (14 persons)	712,108(9)	109,020	0.55%
(*) Less than 1% individually
(1)Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names. As of February 26, 2021, no options are outstanding and exercisable by directors or executive officers. No executive officer owns shares through the Company’s Retirement Savings Plan.
(2)Represents shares of restricted stock awarded to executive officers. The executive officers have the right to direct the voting of the shares of restricted stock reflected in the table.
(3)Based on 151,239,770 shares of common stock issued and outstanding as of February 26, 2021.
(4)Excludes 203 shares owned by Mr. Cannada’s spouse, as to which Mrs. Cannada has sole voting power, and for which Mr. Cannada disclaims beneficial ownership.
(5)Includes 50,504 shares owned by Mr. Fordham and his spouse, as to which Mr. Fordham shares voting and investment power.
(6)Includes 233 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power. Includes 1,874 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her spouse, as the sole trustees, share voting and investment power; 85,170 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members who share voting and investment power; and 13,785 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.
(7)Represents shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power
(8)Represents shares owned jointly by Ms. Roper and her spouse, as to which Ms. Roper shares voting and investment power.
(9)Includes 210,440 shares as to which Directors and executive officers share voting and investment power with others. Does not include 2,140 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.
COUSINS 2021 PROXY STATEMENT    62

APPENDIX A
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FUNDS FROM OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31, 2020			Year Ended December 31, 2019
	Dollars	Weighted Average Common Shares	Per Share Amount	Dollars	Weighted Average Common Shares	Per Share Amount
Net Income Available to Common Stockholders	$237,278	148,277	$1.60	$150,418	128,060	$1.17
Noncontrolling interest related to unitholders	315	297	—	1,952	1,744	—
Conversion of stock options	—	8	—	—	27	—
Conversion of unvested restricted stock units	—	54	—	—	—	—
Net Income — Diluted	237,593	148,636	1.60	152,370	129,831	1.17
Depreciation and amortization of real estate assets:
•Consolidated properties	287,960	—	1.94	255,349	—	1.97
•Share of unconsolidated joint ventures	8,740	—	0.06	14,158	—	0.11
•Partners' share of real estate depreciation	(742)	—	—	(521)	—	—
Gain/loss on sale of depreciated properties:
•Consolidated properties	(90,105)	—	(0.61)	(92,578)	—	(0.72)
•Share of unconsolidated joint ventures	(450)	—	—	15	—	—
•Investments in unconsolidated joint ventures	(44,578)	—	(0.31)	—	—	—
Impairment	14,829	—	0.10	—	—	—
Funds From Operations	$413,247	148,636	$2.78	$328,793	129,831	$2.53

COUSINS 2021 PROXY STATEMENT    63

RECONCILIATION OF NET INCOME TO NET OPERATING INCOME AND SAME PROPERTY NET OPERATING INCOME
(in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income	$238,114	$152,683
Net operating income from unconsolidated joint ventures	18,836	32,413
Fee income	(18,226)	(28,518)
Termination fee income	(3,835)	(7,228)
Other income	(231)	(246)
Reimbursed expenses	1,580	4,004
General and administrative expenses	27,034	37,007
Interest expense	60,605	53,963
Impairment	14,829	—
Depreciation and amortization	288,648	257,149
Transaction costs	428	52,881
Other expenses	2,091	1,109
Income from unconsolidated joint ventures	(7,947)	(12,666)
Gain on sale of investment in unconsolidated joint ventures, net	(45,767)	—
Gain on sale of investment properties	(90,125)	(110,761)
Net Operating Income	$486,034	$431,790

Net Operating Income
Same Property	$293,350	$294,808
Non-Same Property	192,684	136,982
	$486,034	$431,790
COUSINS 2021 PROXY STATEMENT    64

COUSINS PROPERTIES INCORPORATED
ATTN: LEGAL
3344 PEACHTREE ROAD NE
SUITE 1800
ATLANTA, GA 30326

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CUZ2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31665-P48773

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COUSINS PROPERTIES INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Nominees:	**For**	**Against**	**Abstain**
1a. Charles T. Cannada	☐	☐	☐
1b. Robert M. Chapman	☐	☐	☐
1c. M. Colin Connolly	☐	☐	☐
1d. Scott W. Fordham	☐	☐	☐
1e. Lillian C. Giornelli	☐	☐	☐
1f. R. Kent Griffin, Jr.	☐	☐	☐
1g. Donna W. Hyland	☐	☐	☐
1h. R. Dary Stone	☐	☐	☐

	For	**Against**	**Abstain**
2. Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 17, 2021.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D31666-P48773

COUSINS PROPERTIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
April 27, 2021 11:30 AM EDT

The undersigned hereby appoints Robert M. Chapman and M. Colin Connolly, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, April 27, 2021, 11:30 AM EDT, and at any postponements or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 17, 2021, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponements or adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR ALL NOMINEES" for Director, "FOR" Proposal 2 and "FOR" Proposal 3.

(Continued and to be signed on the reverse side.)